   As filed with the Securities and Exchange Commission on September 24, 1999
                                                      Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933

                                ---------------

                        CROWN CASTLE INTERNATIONAL CORP.
             (Exact name of Registrant as specified in its charter)
         Delaware                     4899                   76-0470458
     (State or other      (Primary Standard Industrial    (I.R.S. Employer
     jurisdiction of         Classification Number)    Identification Number)
     incorporation or
      organization)

                                ---------------

                           Mr. Charles C. Green, III
                                510 Bering Drive
                                   Suite 500
                              Houston, Texas 77057
                                 (713) 570-3000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                ---------------

                                   Copies to:
                             Stephen L. Burns, Esq.
                            Cravath, Swaine & Moore
                               825 Eighth Avenue
                            New York, New York 10019

                                ---------------

  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                        CALCULATION OF REGISTRATION FEE

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--------------------------------------------------------------------------------

                                         Proposed
 Title of Each Class of                  Maximum     Proposed Maximum
    Securities to be     Amount to be Offering Price     Aggregate          Amount of
       Registered         Registered     Per Unit    Offering Price(1) Registration Fee(2)
------------------------------------------------------------------------------------------
9 1/2% Senior Notes Due
 2011................... $125,000,000       100%       $125,000,000           $34,750
------------------------------------------------------------------------------------------
11 1/4% Senior Discount
 Notes Due 2011......... $260,000,000    58.829%       $152,954,939        $42,521.47(3)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Estimated solely for the purpose of calculating the registration fee under Rule 457 of the Securities Act of 1933.
(2) Calculated pursuant to Rule 457(f)(2).
(3) The 11 1/4% Senior Discount Notes Due 2011 were initially sold at a substantial discount from their principal amount at maturity. The registration fee with respect to the 11 1/4% Senior Discount Notes Due 2011 was calculated based on its approximate accreted value as of September 24, 1999.

                                ---------------

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             Subject to Completion
                               September 24, 1999

PROSPECTUS

                                        CROWN
                                 [LOGO] CASTLE
                                        INTERNATIONAL

                        CROWN CASTLE INTERNATIONAL CORP.

                                 -------------

                               OFFER TO EXCHANGE

   $125,000,000 PRINCIPAL          $260,000,000 PRINCIPAL AMOUNT AT MATURITY
     AMOUNT OUTSTANDING                           OUTSTANDING
9 1/2% SENIOR NOTES DUE 2011        11 1/4% SENIOR DISCOUNT NOTES DUE 2011
                                                      FOR
                                   $260,000,000 PRINCIPAL AMOUNT AT MATURITY
             FOR                    11 1/4% SENIOR DISCOUNT NOTES DUE 2011
   $125,000,000 PRINCIPAL
           AMOUNT
9 1/2% SENIOR NOTES DUE 2011

  The new 9 1/2% Senior Notes Due 2011 and new 11 1/4% Senior Discount Notes Due 2011, which will be free of the transfer restrictions that apply to the outstanding, unregistered 9 1/2% Senior Notes Due 2011 and 11 1/4% Senior Discount Notes Due 2011 you currently hold will have substantially the same terms as these outstanding old notes. This offer will expire at 5:00 p.m., New
York City time, on       , 1999, unless we extend it. The new notes will not
trade on any established exchange.

                                 -------------

  Please see "Risk Factors" beginning on page 11 for a discussion of certain factors you should consider in connection with the exchange offer.

                                 -------------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the new notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                 -------------

                  The date of this prospectus is       , 1999.
The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission relating to these securities is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                               TABLE OF CONTENTS

                                      Page
                                      ----
Where You Can Find More
 Information........................   ii
Incorporation of Documents by
 Reference..........................   ii
Prospectus Summary..................    1
Risk Factors........................   11
Use of Proceeds.....................   21
Selected Financial and Other Data of
 CCIC...............................   22

                                  Page
                                  ----
The Exchange Offer...............  25
Description of Notes.............  33
Certain U.S. Federal Income Tax
  Considerations.................  74
Plan of Distribution.............  75
Legal Matters....................  76
Experts..........................  76
Certain Currency Translations....  76

                      WHERE YOU CAN FIND MORE INFORMATION

  We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings and other information regarding issuers are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC's following public reference facilities:

    Public Reference Room         New York Regional Office       Chicago Regional Office
    450 Fifth Street, N.W.          7 World Trade Center             Citicorp Center
          Room 1024                      Suite 1300              500 West Madison Street
    Washington, D.C. 20549        New York, New York 10048              Suite 1400
                                                               Chicago, Illinois 60661-2511

Copies of the documents may also be obtained at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operations of the public reference facilities. Our SEC filings are also available at the offices of The Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

  The SEC allows us to "incorporate by reference" the information we file with them into this prospectus, which means:

    . incorporated documents are considered part of this prospectus;

    . we can disclose important business and financial information about us that is not included in or delivered with this prospectus to you by referring you to those documents; and

    . information contained in later-dated documents will supplement, modify or supersede, as applicable, the information contained in earlier-dated documents, and information that we subsequently file with the SEC will automatically update and supersede this incorporated information.

  We incorporate by reference into this prospectus the documents listed below, as amended and supplemented, and all documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the time that the exchange offer made hereby is completed:

    . Our annual report on Form 10-K for the fiscal year ended December 31, 1998;

    . Our quarterly report on Form 10-Q for the quarterly period ended March 31, 1999;

    . Our quarterly report on Form 10-Q for the quarterly period ended June 30, 1999;

    . Our current report on Form 8-K dated March 8, 1999;

    . Our current report on Form 8-K dated March 15, 1999;

    . Our current report on Form 8-K dated March 31, 1999;

    . Our current report on Form 8-K dated June 9, 1999, as amended by our current report on Form 8-K/A dated June 9, 1999;

    . Our current report on Form 8-K dated July 12, 1999;

    . Our current report on Form 8-K dated July 22, 1999; and

    . Our current report on Form 8-K dated September  , 1999.

  You can obtain any of the filings incorporated by reference in this document through us or from the SEC through the SEC's web site or at the addresses listed above. Documents incorporated by reference in this prospectus, except for any exhibits to those documents that are not expressly incorporated by reference in those documents, are available from us without charge by requesting them in writing or by telephone at the following address and telephone number:

                        Crown Castle International Corp.
                                510 Bering Drive
                                   Suite 500
                               Houston, TX 77057
                Attention: Kathy Broussard, Corporate Secretary
                           Telephone: (713) 570-3100.

  If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request. However, in order to obtain timely delivery of these documents, you must make your request no later than five business days before the expiration date of the exchange offer.

  Unless the context requires otherwise, all references in this document to "this prospectus" include all documents incorporated by reference in this prospectus.

                               PROSPECTUS SUMMARY

  This summary highlights information contained elsewhere in this prospectus or incorporated by reference in this prospectus. This summary may not contain all the information that is important to you. We encourage you to read this entire prospectus carefully.

                                  The Company

  We are a leading owner and operator of towers and transmission networks for wireless communications and broadcast companies. After giving effect to the completion of the recent and proposed transactions we describe in this prospectus, as of June 30, 1999, we owned or managed 7,251 towers, including 5,402 towers in the United States and Puerto Rico and 1,849 towers in the United Kingdom. Our customers currently include many of the world's major wireless communications and broadcast companies, including Bell Atlantic Mobile, BellSouth Mobility, AT&T Wireless, Nextel and the British Broadcasting Corporation.

  Our strategy is to use our leading domestic and international position to capture the growing opportunities to consolidate ownership of existing towers and to build new towers created by:

  . the transfer to third parties, or outsourcing, of tower ownership and management by major wireless carriers;

  . the need for existing wireless carriers to expand coverage and improve capacity;

  . the additional demand for towers created by new entrants into the wireless communications industry;

  . the privatization of state-run broadcast transmission networks; and

  . the introduction of new digital broadcast transmission technology and other wireless technologies.

  Our two main businesses are leasing antenna space on wireless and broadcast towers that can accommodate multiple tenants and operating networks that transmit analog and digital broadcast signals, or broadcast transmission networks. We also provide related services to our customers. We believe that our full service capabilities are a key competitive advantage in forming strategic partnerships to acquire large concentrations of towers, or tower clusters, and in winning contracts for new tower construction.

  Our primary business in the United States is the leasing of antenna space to wireless carriers. After completion of the recent and proposed transactions we describe in this prospectus, we will have tower clusters in 26 of the 50 largest U.S. metropolitan areas, 23 of which are east of the Mississippi river.

  Our primary business in the United Kingdom is the operation of television and radio broadcast transmission networks. We also lease antenna space to wireless operators in the United Kingdom on the towers we acquired from the BBC and from various wireless carriers. Since completing the One2One transaction described in this prospectus, we now have nationwide broadcast and wireless coverage in the United Kingdom.

  Our principal executive offices are located at 510 Bering Drive, Suite 500, Houston, Texas 77057, and our telephone number is (713) 570-3000.

                                Growth Strategy

  Our objective is to become the premier global owner and operator of towers and transmission networks for wireless communications and broadcast companies. Our experience in expanding and marketing our tower clusters, as well as our experience in operating analog and digital broadcast transmission networks, positions us to accomplish this objective. The key elements of our growth strategy are to:

  . Maximize utilization of our tower capacity.

  . Utilize the expertise of our U.S. and U.K. personnel to capture global growth opportunities.

  . Partner with wireless carriers to assume ownership of their existing towers.

  . Build new towers for wireless carriers and broadcasters.

  . Acquire existing broadcast transmission networks.

  . Continue to decentralize our management functions.

                        Recent and Proposed Transactions

  We have recently completed or entered into agreements to complete the transactions described below. Completion of these transactions has and will continue to result in a significant increase in the size of our operations and the number of towers that we own and manage. The agreements governing the transactions that have not yet been closed or that are closing over a series of closings include a number of important conditions. Therefore, we cannot guarantee that we will close any of the proposed transactions on the terms currently contemplated or at all.

Bell Atlantic Joint Venture

  On March 31, 1999, we completed the formation of a joint venture with Bell Atlantic Mobile to own and operate approximately 1,458 towers. These towers represent substantially all the towers in Bell Atlantic's wireless network in the eastern and southwestern United States, including markets such as New York, Philadelphia, Boston, Washington, D.C. and Phoenix. The joint venture will also build and own the next 500 towers to be built for Bell Atlantic's wireless communications business. Bell Atlantic leases antenna space on the 1,458 towers transferred to the joint venture and will lease antenna space on the towers that the joint venture builds for Bell Atlantic.

BellSouth Transaction

  On June 1, 1999, we entered into an agreement with BellSouth to control and operate, through a sublease, approximately 1,850 towers. These towers represent substantially all the towers in BellSouth's wireless network in the southeastern and midwestern United States, including markets such as Miami, Atlanta, Tampa, Nashville and Indianapolis. We will be responsible for managing and leasing the available space on BellSouth's towers. We will have the right to build, control and operate the next 500 towers to be built for BellSouth's wireless communications business. BellSouth will lease antenna space on the 1,850 towers, as well as on the towers we build for BellSouth. The BellSouth transaction will close in a series of closings which commenced on June 1, 1999. As of August 3, 1999, BellSouth had subleased 503 towers to us.

Powertel Acquisition

  On June 2, 1999, we completed the purchase of 620 towers from Powertel. These towers represent substantially all of Powertel's owned towers in its wireless network in the southeastern and midwestern United States, including such markets as Atlanta, Birmingham, Jacksonville, Memphis and Louisville, and a number of major connecting highway corridors in the southeast. These towers are complementary to BellSouth's towers in the southeast and have minimal coverage overlap. Powertel leases antenna space on the 620 towers we acquired in the acquisition. We will also purchase an additional 31 towers from Powertel and have a build-to-suit agreement through 2000 as to a minimum of 40 towers.

One2One Transaction

  On March 31, 1999, Castle Transmission International Ltd, or Castle Transmission, our U.K. operating subsidiary, acquired the rights to manage, develop and, at its option, acquire up to 821 towers. These towers represent substantially all the towers in One2One's nationwide wireless network in the United Kingdom. We are responsible for managing and leasing available space on the towers and receive all the income from any such third party leases.

BellSouth DCS Transaction

  On July 23, 1999, we entered into an agreement with BellSouth DCS to control and operate, through a sublease, approximately 773 personal communications towers from BellSouth DCS. The towers are located in North Carolina, South Carolina, east Tennessee and parts of Georgia. The terms of the proposed BellSouth DCS transaction are substantially the same as the BellSouth transaction described above. The towers are complementary to the towers we have acquired or are in the process of acquiring through the BellSouth transaction and the Powertel acquisition. BellSouth DCS will lease space from us on the towers we acquire from them through this transaction. On August 3, 1999, we closed on 448 of these towers.

Recent Offerings

  On August 3, 1999, we closed the private placement of the old notes.

                                  The Offering

                     Summary of Terms of the Exchange Offer

Background..................  On August 3, 1999, we completed a private placement of the old notes. In connection with that private placement, we entered into a registration rights agreement in which we agreed, among other things, to deliver this prospectus to you and to complete an exchange offer. We are offering to exchange our 9 1/2% Senior Notes Due 2011 which have been registered under the Securities Act of 1933 for a like principal amount of our outstanding, unregistered 9 1/2% Senior Notes Due 2011 and our 11 1/4% Senior Discount Notes Due 2011 which have been registered under the Securities Act of 1933 for a like principal amount at maturity of our outstanding, unregistered 11 1/4% Senior Discount Notes Due 2011. Old Notes may only be tendered in integral multiples of $1,000 principal amount at maturity.

                              As of the date of this prospectus, $125,000,000 in aggregate principal amount of our 9 1/2% Senior Notes Due 2011 and $260,000,000 in aggregate principal amount at maturity of our 11 1/4% Senior Discount Notes Due 2011 is outstanding.

Resale of New Notes.........  We believe that new notes issued pursuant to the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, provided that:

                              . you are acquiring the new notes in the ordinary
                                course of your business;

                              . you have not engaged in, do not intend to
                                engage in, and have no arrangement or
                                understanding with any person to participate in the distribution of the new notes; and

                              . you are not our affiliate as defined under Rule
                                405 of the Securities Act of 1933.

                              Each participating broker-dealer that receives new notes for its own account pursuant to the exchange offer in exchange for old notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of new notes. See "Plan of Distribution".

                              Any holder of old notes who:

                              (1) is our affiliate,

                              (2) does not acquire new notes in the ordinary course of its business,

                              (3)  tenders in the exchange offer with the
                                   intention to participate, or for the purpose of participating, in a distribution of new notes or

                              (4) is a broker-dealer that acquired the old notes directly from us must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with the resale of new notes.

Consequences If You Do Not
 Exchange Your Old Notes....  Old notes that are not tendered in the exchange offer or are not accepted for exchange will continue to bear legends restricting their transfer. You will not be able to offer or sell the old notes unless:

                              . pursuant to an exemption from the requirements of the Securities Act of 1933;

                              .  the old notes are registered under the
                                 Securities Act of 1933; or

                              . the transaction requires neither such an exemption nor registration,

                              and after the exchange offer is closed, we will no longer have an obligation to register the old notes, except for some limited exceptions. See "Risk Factors--Failure to Exchange Your Old Notes".

Expiration Date.............  5:00 p.m., New York City time, on         , 1999,
                              unless we extend the exchange offer.

Certain Conditions to the
 Exchange Offer.............  The exchange offer is subject to certain customary conditions, which we may waive.

Special Procedures for
 Beneficial Holders.........  If you beneficially own old notes which are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender in the exchange offer, you should contact such registered holder promptly and instruct such person to tender on your behalf. If you wish to tender in the exchange offer on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either arrange to have the old notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Withdrawal Rights...........  You may withdraw your tender of old notes at any time before the offer expires.

                              We will not recognize any gain or loss for
Accounting Treatment........  accounting purposes upon the completion of the exchange offer. Any expenses of the exchange offer that we pay will be charged against our additional paid-in-capital in accordance with generally accepted accounting principles. See "The Exchange Offer--Accounting Treatment".

Certain Tax Consequences....  The exchange pursuant to the exchange offer generally will not be a taxable event for U.S. Federal income tax purposes.

Use of Proceeds.............  We will not receive any proceeds from the exchange or the issuance of new notes in connection with the exchange offer.

Exchange Agent..............  United States Trust Company of New York is
                              serving as exchange agent in connection with the exchange offer.

             Summary Description of the Securities to be Registered

  The new notes have the same financial terms and covenants as the old notes, which are as follows:

The New Cash-Pay Notes

Securities Offered..........  $125.0 million in aggregate principal amount of 9
                              1/2% Senior Notes Due 2011.

Maturity....................  August 1, 2011.

Interest....................  Annual Rate--9 1/2%. Payment frequency--every six months on February 1 and August 1. Cash interest on the new cash-pay notes is payable beginning on February 1, 2000.
The New Discount Notes

Securities Offered..........  $260.0 million in aggregate principal amount at maturity ($152.95 in accreted value) of 11 1/4% Senior Discount Notes Due 2011.

Maturity....................  August 1, 2011.

Interest....................  Annual rate--11 1/4%. Payment frequency--every six months on February 1 and August 1. First payment--February 1, 2005. Cash interest on the new discount notes will not accrue prior to August 1, 2004.

Original issue discount.....  The old discount notes were issued with original issue discount for U.S. Federal income tax purposes. The new discount notes will bear the same amount of original issue discount as the old discount notes. The new discount notes will accrete in value through August 1, 2004 at an annual rate of 11 1/4%, compounding every six months. Cash interest will not be payable on the new discount notes until after August 1, 2004.

Additional Terms of the New Notes

Ranking.....................  The new notes are senior debts. They rank equally in right of payment with all of our existing and future senior debt, but will be effectively junior in right of payment to the extent of the assets securing our other senior debt. Our only significant assets are the capital stock of our subsidiaries, and the new notes will not be guaranteed by our subsidiaries. As a result, the new notes will be structurally subordinated to all debt and other liabilities of our subsidiaries, including borrowings under their credit facilities.

Optional redemption.........  On or after August 1, 2004, we may redeem some or all of the notes at any time at the redemption prices listed in the "Description of Notes" section under the heading "Optional Redemption".

                              Before August 1, 2002, we may redeem up to 35% of the notes with the proceeds of public offerings of equity or strategic investments in us at the prices listed in the "Description of Notes" section under the heading "Optional Redemption".

Mandatory offer to            If we sell certain assets or experience specific
repurchase..................  kinds of changes of control, we must offer to repurchase the notes at the prices listed in the "Description of Notes" section under the heading
                              "Repurchase at the Option of Holders".

Basic covenants of            We will issue the new notes under two indentures
indenture...................  with the United States Trust Company of New York.
                              Each indenture, among other things, restricts our ability and the ability of our subsidiaries to:

                              . borrow money;

                              . pay dividends on stock or repurchase stock;

                              . make investments;

                              . use assets as security in other transactions;
                                and

                              . sell assets or merge with or into other
                                companies.

                              For more details, see the "Description of the Notes" section under the heading "Certain Covenants".

                                  Risk Factors

  You should carefully consider all of the information in this prospectus. In particular, you should evaluate the specific risk factors under "Risk Factors" for a discussion of certain risks related to your participation in the exchange offer.

                    Summary Financial and Other Data of CCIC

  The summary historical consolidated financial and other data for CCIC set forth below for each of the four years in the period ended December 31, 1998, and as of December 31, 1995, 1996, 1997 and 1998, have been derived from the consolidated financial statements of CCIC, which have been audited by KPMG LLP, independent certified public accountants. The summary historical consolidated financial and other data for CCIC set forth below for the six months ended June 30, 1998 and 1999, and as of June 30, 1999, have been derived from the unaudited consolidated financial statements of CCIC, which include all adjustments that CCIC considers necessary for a fair presentation of the financial position and results of operations for those periods. Operating results for the six months ended June 30, 1998 and 1999 are not necessarily indicative of the results that may be expected for the entire year. The results of operations for the six months ended June 30, 1999 are not comparable to the six months ended June 30, 1998, the results for the year ended December 31, 1998 are not comparable to the year ended December 31, 1997, and the results for the year ended December 31, 1997 are not comparable to the year ended December 31, 1996 as a result of business acquisitions completed in 1997, 1998 and 1999. Results of operations of these acquired businesses are included in CCIC's consolidated financial statements for the periods after the respective dates of acquisition. The information set forth below should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations--CCIC" section of documents, and the consolidated financial statements and related notes of CCIC included in CCIC's Annual Report on Form 10-K and Quarterly Report on Form 10-Q, incorporated by reference in this prospectus.

                                                                Six Months Ended
                              Years Ended December 31,              June 30,
                          ------------------------------------  ------------------
                           1995     1996      1997      1998      1998      1999
                          -------  -------  --------  --------  --------  --------
                           (Dollars in thousands, except per share amounts)
Statement of Operations
 Data:
Net revenues:
 Site rental and
  broadcast
  transmission..........  $ 4,052  $ 5,615  $ 11,010  $ 75,028  $ 10,448  $107,503
 Network services and
  other.................        6      592    20,395    38,050    12,919    25,133
                          -------  -------  --------  --------  --------  --------
   Total net revenues...    4,058    6,207    31,405   113,078    23,367   132,636
                          -------  -------  --------  --------  --------  --------
Costs of operations:
 Site rental and
  broadcast
  transmission..........    1,226    1,292     2,213    26,254     2,418    45,084
 Network services and
  other.................      --         8    13,137    21,564     7,155    15,157
                          -------  -------  --------  --------  --------  --------
   Total costs of
    operations..........    1,226    1,300    15,350    47,818     9,573    60,241
                          -------  -------  --------  --------  --------  --------
General and
 administrative.........      729    1,678     6,824    23,571     8,768    17,542
Corporate
 development(a).........      204    1,324     5,731     4,625     2,022     2,940
Restructuring charges...      --       --        --        --        --      1,814
Non-cash compensation
 charges(b) ............      --       --        --     12,758       --      1,171
Depreciation and
 amortization...........      836    1,242     6,952    37,239     7,695    49,519
                          -------  -------  --------  --------  --------  --------
Operating income
 (loss).................    1,063      663    (3,452)  (12,933)   (4,691)     (591)
Other income (expense):
 Equity in earnings
  (losses) of
  unconsolidated
  affiliate.............      --       --     (1,138)    2,055       525       --
 Interest and other
  income (expense)(c)...       53      193     1,951     4,220     1,370     4,879
 Interest expense and
  amortization of
  deferred financing
  costs.................   (1,137)  (1,803)   (9,254)  (29,089)  (10,027)  (37,842)
                          -------  -------  --------  --------  --------  --------
Loss before income
 taxes, minority
 interests and
 cumulative effect of
 change in accounting
 principle..............      (21)    (947)  (11,893)  (35,747)  (12,823)  (33,554)
Provision for income
 taxes..................      --       (10)      (49)     (374)     (209)     (197)
Minority interests......      --       --        --     (1,654)      --       (572)
                          -------  -------  --------  --------  --------  --------
Loss before cumulative
 effect of change in
 accounting principle...      (21)    (957)  (11,942)  (37,775)  (13,032)  (34,323)
Cumulative effect of
 change in accounting
 principle for costs of
 start-up activities....      --       --        --        --        --     (2,414)
                          -------  -------  --------  --------  --------  --------
Net loss................      (21)    (957)  (11,942)  (37,775)  (13,032)  (36,737)
Dividends on preferred
 stock..................      --       --     (2,199)   (5,411)   (4,132)  (13,022)
                          -------  -------  --------  --------  --------  --------
Net loss after deduction
 of dividends on
 preferred stock........  $   (21) $  (957) $(14,141) $(43,186) $(17,164) $(49,759)
                          =======  =======  ========  ========  ========  ========

                                                                     Six Months Ended
                                Years Ended December 31,                 June 30,
                         -----------------------------------------  --------------------
                           1995      1996      1997        1998       1998       1999
                         --------  --------  ---------  ----------  --------  ----------
                              (Dollars in thousands, except per share amounts)
Per common share--basic
 and diluted:
 Loss before cumulative
  effect of change in
  accounting
  principle............. $  (0.01) $  (0.27) $   (2.27) $    (1.02) $  (1.57) $    (0.43)
 Cumulative effect of
  change in accounting
  principle.............      --        --         --          --        --        (0.02)
                         --------  --------  ---------  ----------  --------  ----------
 Net loss............... $  (0.01) $  (0.27) $   (2.27) $    (1.02) $  (1.57) $    (0.45)
                         ========  ========  =========  ==========  ========  ==========
 Common shares
  outstanding--basic
  and diluted (in
  thousands)............    3,316     3,503      6,238      42,518    10,954     109,791
                         ========  ========  =========  ==========  ========  ==========
Other Data:
Site data (at period
 end)(d):
 Towers owned...........      126       155        240       1,344       361       4,837
 Towers managed.........        7         7        133         129       129          13
 Rooftop sites managed
  (revenue producing)...       41        52         80         135        66         146
                         --------  --------  ---------  ----------  --------  ----------
   Total sites owned and
    managed.............      174       214        453       1,608       556       4,996
                         ========  ========  =========  ==========  ========  ==========
EBITDA(e):
 Site rental............ $  2,697  $  3,555  $   7,682  $   44,661  $  7,215  $   57,647
 Network services and
  other.................     (594)     (326)     1,549      (2,972)   (2,189)     (2,794)
 Corporate development
  expenses(a)...........     (204)   (1,324)    (5,731)     (4,625)   (2,022)     (2,940)
                         --------  --------  ---------  ----------  --------  ----------
   Total EBITDA......... $  1,899  $  1,905  $   3,500  $   37,064  $  3,004  $   51,913
                         ========  ========  =========  ==========  ========  ==========
Capital expenditures.... $    161  $    890  $  18,035  $  138,759  $ 52,752  $  127,564
Summary cash flow
 information:
 Net cash provided by
  (used for) operating
  activities............    1,672      (530)      (624)     44,976    (1,972)     35,119
 Net cash used for
  investing
  activities............  (16,673)  (13,916)  (111,484)   (149,248)  (52,752)   (671,864)
 Net cash provided by
  financing
  activities............   15,597    21,193    159,843     345,248    50,904   1,047,687
Ratio of earnings to
 fixed charges(f).......      --        --         --          --        --          --
Balance Sheet Data (at
 period end):
Cash and cash
 equivalents............ $    596  $  7,343  $  55,078  $  296,450            $  705,924
Property and equipment,
 net....................   16,003    26,753     81,968     592,594             1,615,646
Total assets............   19,875    41,226    371,391   1,523,230             3,029,094
Total debt..............   11,182    22,052    156,293     429,710             1,194,681
Redeemable preferred
 stock(g)...............    5,175    15,550    160,749     201,063               214,085
Total stockholders'
 equity (deficit).......      619      (210)    41,792     737,562             1,436,398

--------
(a) Corporate development expenses represent costs incurred in connection with acquisitions and development of new business initiatives. These expenses consist primarily of allocated compensation, benefits and overhead costs that are not directly related to the administration or management of existing towers. For the year ended December 31, 1997, such expenses include (1) nonrecurring cash bonuses of $0.9 million paid to certain executive officers in connection with our initial investment in Castle Transmission and (2) a nonrecurring cash charge of $1.3 million related to our purchase of shares of our common stock from our former chief executive officer in connection with our initial Castle Transmission investment.
(b) Represents charges related to the issuance of stock options to certain employees and executives.
(c) Includes a $1.2 million fee received in March 1997 as compensation for leading an investment consortium that provided the equity financing in connection with our initial Castle Transmission investment.
(d) Represents our aggregate number of sites as of the end of each period.
(e) EBITDA is defined as operating income (loss) plus depreciation and amortization, non-cash compensation charges and restructuring charges. EBITDA is presented as additional information because management believes it to be a useful indicator of our ability to meet debt service and capital expenditure requirements. It is not, however, intended as an alternative measure of operating results or cash flow from operations, as determined in accordance with generally accepted accounting principles. Furthermore, our measure of EBITDA may not be comparable to similarly titled measures of other companies.
(f) For purposes of computing the ratio of earnings to fixed charges, earnings represent income (loss) before income taxes, fixed charges and equity in earnings (losses) of unconsolidated affiliate. Fixed charges consist of interest expense, the interest component of operating leases and amortization of deferred financing costs. For the years ended December 31, 1995, 1996, 1997 and 1998, earnings were insufficient to cover fixed charges by $21,000, $0.9 million, $10.8 million and $37.8 million, respectively. For the six months ended June 30, 1998 and 1999, earnings were insufficient to cover fixed charges by $13.3 million and $33.6 million, respectively.
(g) The 1995, 1996 and 1997 amounts represent (1) the senior convertible preferred stock we privately placed in August 1997 and October 1997, all of which has been converted into shares of common stock, and (2) Series A convertible preferred stock, Series B convertible preferred stock and Series C convertible preferred stock we privately placed in April 1995, July 1996 and February 1997, respectively, all of which has been converted into shares of common stock in connection with the completion of our initial public offering in August 1998. The 1998 and 1999 amounts represent our exchangeable preferred stock.

                                  RISK FACTORS

  You should carefully consider the risks described below, as well as the other information included in this prospectus, when evaluating your participation in the exchange offer.

Failure to Exchange Your Old Notes--If you fail to exchange your old notes, they will continue to be restricted securities and may become less liquid.

  Old notes which you do not tender or we do not accept will, following the exchange offer, continue to be restricted securities and you may not offer or sell them except pursuant to an exemption from, or in a transaction not subject to, the Securities Act of 1933 and applicable state securities law. We will issue new notes in exchange for the old notes pursuant to the exchange offer only following the satisfaction of the procedures and conditions set forth in "The Exchange Offer--Procedures for Tendering." Such procedures and conditions include timely receipt by the exchange agent of such old notes, and of a properly completed and duly executed letter of transmittal.

  Because we anticipate that most holders of old notes will elect to exchange such old notes, we expect that the liquidity of the market for any old notes remaining after the completion of the exchange offer may be substantially limited. Any old notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount at maturity of the old notes outstanding. Following the exchange offer, if you did not tender your old notes you generally will not have any further registration rights, and such old notes will continue to be subject to certain transfer restrictions. Accordingly, the liquidity of the market for such old notes could be adversely affected. The old notes are currently eligible for sale pursuant to Rule 144A and Regulation S through the Private Offerings, Resale and Trading through Automated Linkages market of the National Association of Securities Dealers, Inc.

Failure to Properly Manage Our Growth--If we are unable to successfully integrate acquired operations or to manage our existing operations as we grow, our business will be adversely affected and we may not be able to continue our current business strategy.

  We cannot guarantee that we will be able to successfully integrate acquired businesses and assets into our business or implement our plans without delay. If we fail to do so it could have a material adverse effect on our financial condition and results of operations. We have grown significantly over the past two years through acquisitions, and such growth continues to be an important part of our business plan. The addition of over 5,500 towers to our operations through our recent and proposed transactions has and will continue to increase our current business considerably and adds operating complexities. Successful integration of these transactions will depend primarily on our ability to manage these combined operations and to integrate new management and employees with and into our existing operations.

  Implementation of our acquisition strategy may impose significant strains on our management, operating systems and financial resources. We regularly evaluate potential acquisition and joint venture opportunities and are currently evaluating potential transactions that could involve substantial expenditures, possibly in the near term. If we fail to manage our growth or encounter unexpected difficulties during expansion it could have a material adverse effect on our financial condition and results of operations. The pursuit and integration of acquisitions and joint venture opportunities will require substantial attention from our senior management, which will limit the amount of time they are able to devote to our existing operations.

We May Not Complete the Proposed Transactions--If we fail to complete any or all of the proposed transactions described in this prospectus, we may incur liquidated damages and will not recognize some of the benefits that we describe in this prospectus.

  If one or more of the proposed transactions we describe in this prospectus is not completed or is completed on significantly different terms than those currently contemplated, it could substantially affect the implementation of our business strategy. If we fail to close these transactions, our ability to offer tower clusters in major U.S. markets will be impaired. As a result, our future site rental revenue would be adversely affected. We cannot guarantee that we will complete any or all of these proposed transactions. The agreements relating to these proposed transactions contain many conditions that must be satisfied before we can close these proposed transactions.

  In addition, we cannot assure you that the transactions, if and when completed, will be done so on the terms currently contemplated. For example, each of the agreements relating to these proposed transactions includes provisions that could result in our purchasing fewer towers at closing.

  Our initial BellSouth transaction is closing in a series of closings. If we fail to close on all of the contracted towers, BellSouth could terminate our agreement, rescind the prior closings and retain a $50.0 million liquidated damages payment. The BellSouth DCS agreement contains similar provisions, with a liquidated damages amount of $20.0 million. The recission of either BellSouth transaction would significantly affect our available working capital and could have a material adverse effect on our ability to implement our business strategy.

Substantial Level of Indebtedness--Our substantial level of indebtedness could adversely affect our ability to react to changes in our business. We may also be limited in our ability to use debt to fund future capital needs.

  We have a substantial amount of indebtedness. The following chart sets forth certain important credit information and is presented as of June 30, 1999, assuming we had completed the recent offerings and the recent transactions described in this prospectus, each as of June 30, 1999.

                                                                    Pro Forma
                                                                  for Recent and
                                                                     Proposed
                                                                  Offerings and
                                                                      Recent
                                                                   Transactions
                                                                  --------------
                                                                   (Dollars in
                                                                    thousands)
      Total indebtedness.........................................   $1,470,192
      Redeemable preferred stock.................................      408,989
      Stockholders' equity.......................................    1,726,442
      Debt and redeemable preferred stock to equity
       ratio.....................................................         1.09x

In addition, assuming we had completed these transactions on January 1, 1998, our earnings for the twelve months ended December 31, 1998, and the six months ended June 30, 1999, would have been insufficient to cover fixed charges by $175.2 million and $86.3 million, respectively.

  Given our substantial indebtedness, we could be affected in the following ways:

  . We could be more vulnerable to general adverse economic and industry conditions.

  . We may find it more difficult to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements.

  . We will be required to dedicate a substantial portion of our cash flow from operations to the payment of principal and interest on our debt, reducing the available cash flow to fund other projects.

  . We may have limited flexibility in planning for, or reacting to, changes in our business and in the industry.

  . We will have a competitive disadvantage relative to other companies with less debt in our industry.

We cannot guarantee that we will be able to generate enough cash flow from operations or that we will be able to obtain enough capital to service our debt or fund our planned capital expenditures. In addition, we may need to refinance some or all of our indebtedness on or before maturity. We cannot guarantee, however, that we will be able to refinance our indebtedness on commercially reasonable terms or at all.

As a Holding Company, We Require Dividends from Subsidiaries to Meet Cash Requirements or Pay Dividends--If our subsidiaries are unable to dividend cash to us when we need it, we may be unable to pay dividends or satisfy our obligations, including interest and principal payments, under our debt instruments.

  Crown Castle International Corp., or CCIC, is a holding company with no business operations of its own. CCIC's only significant asset is the outstanding capital stock of its subsidiaries. CCIC conducts all its business operations through its subsidiaries. Accordingly, CCIC's only source of cash to pay dividends or make other distributions on its capital stock or to pay interest and principal on its outstanding indebtedness is distributions relating to its ownership interest in its subsidiaries from the net earnings and cash flow generated by such subsidiaries. We currently expect that the earnings and cash flow of CCIC's subsidiaries will be retained and used by such subsidiaries in their operations, including to service their respective debt obligations. Even if we did determine to make a distribution in respect of the capital stock of CCIC's subsidiaries, there can be no assurance that CCIC's subsidiaries will generate sufficient cash flow to pay or distribute such a dividend or funds, or that applicable state law and contractual restrictions, including negative covenants contained in the debt instruments of such subsidiaries, would permit such dividends, distributions or payments. Furthermore, the terms of our U.S. and U.K. credit facilities place restrictions on our principal subsidiaries' ability to pay dividends or to make distributions, and in any event, such dividends or distributions may only be paid if no default has occurred under the applicable instrument. Moreover, CCIC's subsidiaries are permitted under the terms of their existing debt instruments to incur additional indebtedness that may restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to CCIC. See "--Our Substantial Level of Indebtedness Could Adversely Affect Our Financial Condition" and "--Ability to Service Debt."

Ability to Service Debt--To service our indebtedness, we will require a significant amount of cash from our subsidiaries. An inability to access our subsidiaries' cash flow may lead to an acceleration of our indebtedness, including the notes. Currently, the instruments governing our subsidiaries' indebtedness do not allow sufficient funds to be distributed to CCIC to service its indebtedness.

  If CCIC is unable to refinance its subsidiary debt or renegotiate the terms of such debt, CCIC may not be able to meet its debt service requirements, including interest payments on the notes, in the future. Our 9% senior notes and our 9 1/2% senior notes require annual cash interest payments of approximately $16.2 million and 11.9 million, respectively. Prior to November 15, 2002, May 15, 2004 and August 1, 2004, the interest expense on our 10 5/8% discount notes, our 10 3/8% discount notes and our 11 1/4% discount notes, respectively, will be comprised solely of the amortization of original issue discount. Thereafter, the 10 5/8% discount notes, the 10 3/8% discount notes and the 11 1/4% discount notes will require annual cash interest payments of approximately $26.7 million, $51.9 million and $29.3 million, respectively. Prior to December 15, 2003, we do not expect to pay cash dividends on our exchangeable preferred stock or, if issued, cash interest on the exchange debentures. Thereafter, assuming all dividends or interest have been paid-in-kind, our exchangeable preferred stock or, if issued, the exchange debentures will require annual cash dividend or interest payments of approximately $47.8 million.

Restrictive Debt Covenants--The terms of our debt instruments impose significant restrictions on our ability to take a number of actions that our management might otherwise believe to be in your best interests. In addition, if we fail to comply with our covenants our debt could be accelerated.

  Currently we have debt instruments in place that restrict our ability to incur more indebtedness, pay dividends, create liens, sell assets and engage in certain mergers and acquisitions. Some of our subsidiaries, under their debt instruments, are also required to maintain specific financial ratios. Our ability to comply with the restrictions of these instruments and to satisfy our debt obligations will depend on our future operating performance. If we fail to comply with the debt restrictions, we will be in default under those instruments, which in some cases would cause the maturity of substantially all of our long-term indebtedness to be accelerated.

Our Agreements with TdF Give TdF Substantial Governance and Economic Rights-- The exercise of these rights by TdF could have a material adverse effect on our business.

  We have entered into agreements with TeleDiffusion de France International S.A., or TdF, an affiliate of France Telecom, that give TdF substantial rights. The agreements were entered into in order to induce TdF to participate in the roll-up of our U.K. business, the transaction in which we exchanged shares of our common stock for shares of CTSH common stock, held by CTSH stockholders and, as a result, increased our ownership in CTSH to 80%. The TdF agreements give TdF significant rights relating to the governance of CCIC and our U.K. business. Our U.K. business currently accounts for a substantial majority of our revenues. TdF retains significant governance rights even if we acquire the remaining 20% interest of our U.K. business held by TdF.

TdF's Governance Rights May Restrict Us From Taking Actions Our Board of Directors Consider to Be in Your Best Interests.

  We have granted TdF the ability to govern some of our activities, including the ability to:

  . prohibit us from entering into material acquisitions, issuing new equity securities and incurring significant indebtedness;

  . elect up to two members of our board of directors; and

  . elect at least one director to the executive and nominating and corporate governance committees of our board of directors.

  In addition, TdF has significant governance rights over our U.K. business. Although TdF, through its subsidiary, DFI, currently has only a 20% equity interest in CTSH, TdF has the right to restrict a number of corporate actions at CTSH.

  TdF's exercise of these rights could be contrary to your interests.

TdF Will Be Able to Buy Our Interest, or Require Us to Buy Their Interest, in Our U.K. Business in Connection with a Sale of CCIC.

  Under the circumstances described below, TdF will have the right to acquire all of our shares in CTSH or to require us to purchase all of TdF's shares in CTSH, at fair market value in either case. This right will be triggered under the following circumstances:

  . the sale of all or substantially all of our assets;

  . a merger, consolidation or similar transaction that would result in any person owning more than 50% of our voting power or equity securities;

  . an unsolicited acquisition by any person of more than 25% of our voting power or equity securities; or

  . other circumstances arising from an acquisition by any person that would give rise to a right of the BBC to terminate our analog or digital transmission contracts with the BBC.

  Further, immediately before any of these events occur, TdF will have the right to require us to purchase 50% of their Class A common stock in cash at the same price we would have to pay once the event occurs.

  If we were required to sell our shares in CTSH to TdF, we would no longer own our U.K. business and would lose all the benefits of owning such business. On the other hand, if we were required to purchase all of TdF's shares in CTSH and/or purchase 50% of their Class A common stock, we cannot guarantee that we would have the necessary funds to do so or that we would be permitted to do so at the time under our debt instruments. If we did not have sufficient funds, we would have to seek additional financing. We cannot guarantee, however, that such financing would be available on commercially reasonable terms or at all. If such financing were not available, we might be forced to sell assets at unfavorable prices in order to generate the cash needed to buy the shares from TdF. In addition, our obligation to purchase TdF's shares could result in an event of default under our debt instruments.

TdF Has an Option to Put to Us Its Interest in Our U.K. Business Following the Second Anniversary of the Roll-Up of Our U.K. Business. This Could Result in A Default Under Our Debt Instruments or Substantial Dilution to Our Other Stockholders.

  If TdF has not exchanged its interest in CTSH for additional interest in CCIC by the second anniversary of the roll-up of our U.K. business, TdF will have the right to require us to purchase all of their shares in CTSH, at fair market value. We may elect to pay either (1) in cash or (2) with our common stock at a discount of 15% to its market value. We cannot guarantee that we will have sufficient funds to purchase such shares for cash if TdF were to require us to purchase their shares of capital stock of CTSH. If we did not have sufficient funds, we would either need to seek additional financing or purchase the shares with our common stock. We cannot guarantee that we could obtain such financing on terms acceptable to us. In addition, the purchase of these shares for cash could result in an event of default under our debt instruments. If we were to issue shares of common stock to effect the purchase, this

  . would result in substantial dilution to our other stockholders;

  . could adversely affect the market prices of the common stock; and

  . could impair our ability to raise additional capital through the sale of our equity securities.

TdF Has Preemptive Rights to Acquire Our Common Stock When We Otherwise Issue Common Stock. This Could Result in Substantial Dilution to Our Other Stockholders.

  Except in limited circumstances, if we issue any equity securities to any person, including the closings of the BellSouth transaction, we must offer TdF the right to purchase, at the same cash price, up to an amount of such equity securities as would be necessary for TdF and its affiliates to maintain their consolidated ownership percentage in us before such issuance. TdF exercised these preemptive rights as a result of our acquisition of Millennium Communications Limited in the United Kingdom on October 8, 1998, as a result of our contribution of shares of our common stock to the Bell Atlantic joint venture on March 31, 1999 and as a result of our equity offering in May 1999. The further exercise of these rights by TdF could result in substantial dilution to our other stockholders.

We Require Significant Capital to Fund Our Operations and Make Acquisitions--If we are unable to raise capital in the future, we will be unable to achieve our currently contemplated business strategy and may not be able to fund our operations.

  We will require substantial capital (1) as we increase the number of towers we own and manage by partnering with wireless carriers to assume ownership or control of their existing towers, by pursuing opportunities to build new towers, or build-to-suit opportunities, for wireless carriers and by pursuing other tower acquisition opportunities and (2) to acquire existing transmission networks globally as opportunities arise. If we are unable to raise capital when our needs arise, we will be unable to pursue our current business strategy and may not be able to fund our operations.

  To fund the execution of our business strategy, including the proposed transactions described in this prospectus and the construction of new towers that we have agreed to build, we expect to use the net proceeds of our recent offerings and borrowings available under our U.S. and U.K. credit facilities. We will have additional cash needs to fund our operations in the future. We may also have additional cash needs in the near term if additional tower acquisitions or build-to-suit opportunities arise. Some of the opportunities that we are currently pursuing could require significant additional capital. If we do not otherwise have cash available, or borrowings under our credit facilities have otherwise been utilized, when our cash need arises, we would be forced to seek additional debt or equity financing or to forego the opportunity. In the event we determine to seek additional debt or equity financing, there can be no assurance that any such financing will be available, on commercially acceptable terms or at all, or permitted by the terms of our existing indebtedness.

We May Not Be Able to Construct New Towers at the Pace and in the Locations that We Desire--If we are unable to do so, we may not be able to satisfy our current agreements to build new towers and we may have difficulty finding tenants to lease space on our new towers.

  Our growth strategy depends in part on our ability to construct and operate towers in conjunction with expansion by wireless carriers. If we are unable to build new towers when wireless carriers require them, or we are unable to build new towers where we believe the best opportunity to add tenants exists, we could fail to meet our contractual obligations under build-to-suit agreements, and we could lose opportunities to lease space on our towers.

  As of June 30, 1999, we had over 125 towers under construction. We currently have plans to commence construction on approximately 600 to 700 additional towers during fiscal 1999. Our ability to construct these new towers can be affected by a number of factors beyond our control, including:

  . zoning and local permitting requirements and national regulatory approvals;

  . availability of construction equipment and skilled construction personnel; and

  . bad weather conditions.

  In addition, as the concern over tower proliferation has grown in recent years, certain communities have placed restrictions on new tower construction or have delayed granting permits required for construction. You should consider that:

  . the barriers to new construction may prevent us from building towers where we want;

  . we may not be able to complete the number of towers planned for construction in accordance with the requirements of our customers; and

  . we cannot guarantee that there will be a significant need for the construction of new towers once the wireless carriers complete their tower networks.

Our Business Depends on the Demand for Wireless Communications--We will be adversely affected by any slowdown in the growth of, or reduction in demand for, wireless communications.

  Demand for our site rentals depends on demand for communication sites from wireless carriers, which, in turn, depends on the demand for wireless services. The demand for our sites depends on many factors which we cannot control, including:

  . the level of demand for wireless services generally;

  . the financial condition and access to capital of wireless carriers;

  . the strategy of carriers relating to owning or leasing communication sites;

  . changes in telecommunications regulations; and

  . general economic conditions.

  A slowdown in the growth of, or reduction in, demand in a particular wireless segment could adversely affect the demand for communication sites. Moreover, wireless carriers often operate with substantial indebtedness, and financial problems for our customers could result in accounts receivable going uncollected, in the loss of a customer and the associated lease revenue or in a reduced ability of these customers to finance expansion activities. Finally, advances in technology, such as the development of new satellite and antenna systems, could reduce the need for land-based, or terrestrial, transmission networks. The occurrence of any of these factors could have a material adverse effect on our financial condition and results of operations.

Variability in Demand for Network Services May Reduce the Predictability of Our Results--Our network services business has historically experienced significant volatility in demand. As a result, the operating results of our network services business for any particular period may vary significantly, and should not be considered as necessarily being indicative of longer-term results.

  Demand for our network services fluctuates from period to period and within periods. These fluctuations are caused by a number of factors, including:

  . the timing of customers' capital expenditures;

  . annual budgetary considerations of customers;

  . the rate and volume of wireless carriers' tower build-outs;

  . timing of existing customer contracts; and

  . general economic conditions.

  While demand for our network services fluctuates, we must incur certain costs, such as maintaining a staff of network services employees in anticipation of future contracts, even when there may be no current business. Furthermore, as wireless carriers complete their build-outs, the need for the construction of new towers and the demand for our network services could decrease significantly and could result in fluctuations and, possibly, significant declines in our operating performance.

We Operate our Business in an Increasingly Competitive Industry and Many of Our Competitors Have Significantly More Resources--As a result of this competition, we may find it more difficult to achieve favorable lease rates on our towers and we may be forced to pay more for future tower acquisitions.

 We face increasing competition for site rental customers from various sources, including:

  . other large independent tower owners;

  . wireless carriers that own and operate their own towers and lease antenna space to other carriers;

  . site development companies that acquire antenna space on existing towers for wireless carriers and manage new tower construction; and

  . traditional local independent tower operators.

  Wireless carriers that own and operate their own tower portfolios generally are substantially larger and have greater financial resources than we have. As competition for tenants on towers increases, lease rates could be adversely affected.

  In addition, competition for the acquisition of towers is keen, and we expect it to continue to grow. We not only compete against other independent tower owners and operators, but also against wireless carriers, broadcasters and site developers. As competition increases for tower acquisitions, we may be faced with fewer acquisition opportunities, as well as higher acquisition prices. While we regularly explore acquisition opportunities, we cannot guarantee that we will be able to identify suitable towers to acquire in the future.

A Substantial Portion of Our Revenues Is Dependent Upon Agreements with the BBC and NTL--If we were to lose our contracts with the BBC or our site sharing agreement with NTL, we would likely lose a substantial portion of our revenues.

  Assuming we had completed the recent and proposed transactions described in this prospectus, each as of January 1, 1999, the BBC would have still accounted for approximately 28.4% of our revenues for the six-month period ended June 30, 1999.

  Our broadcast business is substantially dependent on our contracts with the BBC. We cannot guarantee that the BBC will renew our contracts or that they will not attempt to negotiate terms that are not as favorable to us as those in place now. If we were to lose these BBC contracts, our business, results of operations and financial condition would be materially adversely affected. The initial term of our analog transmission contract with the BBC will expire on March 31, 2007, and our digital transmission contract with the BBC expires on October 31, 2010. In addition, our digital transmission contract with the BBC may be terminated by the BBC after five years if the BBC's board of governors does not believe that digital television in the United Kingdom has enough viewers.

  A substantial portion of our U.K. broadcast transmission operations are conducted using sites owned by National Transmission Limited, or NTL, our major competitor in the United Kingdom. NTL also utilizes our sites for their broadcast operations. This site sharing arrangement with NTL may be terminated with five years' notice by either us or NTL, and may be terminated sooner upon a continuing breach of the agreement. The agreement is set to expire on December 31, 2005. We cannot guarantee that this agreement will not be terminated, which could have a material adverse effect on our business, results of operations and financial condition.

Extensive Regulations Which Could Change at Any Time and Which We Could Fail to Comply With Regulate Our Business--If we fail to comply with applicable regulations, we could be fined or even lose our right to conduct some of our business.

  A variety of foreign, federal, state and local regulations apply to our business. Failure to comply with applicable requirements may lead to civil penalties or require us to assume costly indemnification obligations or breach contractual provisions. We cannot guarantee that existing regulatory policies will not adversely affect the timing or cost of new tower construction or that additional regulations will not be adopted which increase delays or result in additional costs. These factors could have a material adverse effect on our financial condition and results of operations.

  Since we signed our analog transmission contract with the BBC, the BBC has increased its service requirements to include 24-hour broadcasting on our transmission network for the BBC's two national television services and a requirement for us to add a number of additional stations to our network to extend existing BBC services. The BBC has agreed to increases of approximately (Pounds)800,000 ($1,261,200) per year in the charges payable by the BBC to us for these service enhancements. The additional charges, however, may necessitate an amendment to Castle Transmission's transmission telecommunications license. We are discussing with OFTEL, the relevant regulatory authority in the United Kingdom, the most appropriate way to rectify this situation in order to allow the additional services to be provided to the BBC in return for the additional agreed payments. There can be no assurance that we will achieve a favorable resolution of these issues with OFTEL.

Emissions from Our Antennas May Create Health Risks--We could suffer from future claims if the radio frequency emissions from equipment on our towers is demonstrated to cause negative health effects.

  The government imposes requirements and other guidelines on our towers relating to radio frequency emissions. The potential connection between radio frequency emissions and certain negative health effects, including some forms of cancer, has been the subject of substantial study by the scientific community in recent years. To date, the results of these studies have been inconclusive. We cannot guarantee that claims relating to radio frequency emissions will not arise in the future.

Our International Operations Expose Us to Changes in Foreign Currency Exchange Rates--If we fail to properly match or hedge the currencies in which we conduct business, we could suffer losses as a result of changes in currency exchange rates.

  We conduct business in countries outside the United States, which exposes us to fluctuations in foreign currency exchange rates. We also intend to expand our international operations in the future. For the six-month period ended June 30, 1999, but without giving effect to the recent and proposed transactions we describe in this prospectus, approximately 69.0% of our consolidated revenues would have originated outside the United States, all of which were denominated in currencies other than U.S. dollars, principally pounds sterling. We have not historically engaged in significant hedging activities relating to our non-U.S. dollar operations, and we could suffer future losses as a result of changes in currency exchange rates.

We Are Heavily Dependent on Our Senior Management--If we lose members of our senior management, we may not be able to find appropriate replacements on a timely basis and our business could be adversely affected.

  Our existing operations and continued future development are dependent to a significant extent upon the performance and active participation of certain key individuals, including our chief executive officer and the chief operating officers of our principal U.S. and U.K. subsidiaries. We cannot guarantee that we will be successful in retaining the services of these, or other key personnel. None of our executives have signed noncompetition agreements. If we were to lose any of these individuals, we may not be able to find appropriate replacements on a timely basis and our financial condition and results of operations could be materially adversely affected.

The Notes Are Subject to the Risk of Fraudulent Conveyance Liability--Federal and state statutes allow courts, under specific circumstances, to void the notes and require noteholders to return payments received from us.

Various laws enacted for the protection of creditors may apply to our incurrence of indebtedness, including the issuance of the notes in this exchange offer. If these laws are held by a court to apply to the notes, you could be required to return payments you receive on the notes, and the notes could be voided. If a court were to find in a lawsuit by an unpaid creditor or representative of creditors that we did not receive fair consideration or reasonably equivalent value for incurring such indebtedness or obligation and, at the time of such incurrence, we

  . were insolvent;

  . were rendered insolvent by reason of such incurrence;

  . were engaged in a business or transaction for which our remaining assets constituted unreasonably small capital; or

  . intended to incur or believe we would incur obligations beyond our ability to pay such obligations as they mature,

such court could, subject to statutes of limitations, determine to invalidate such indebtedness and obligations as fraudulent conveyances or subordinate such indebtedness and obligations to existing or future creditors.

Original Issue Discount on the Notes May Limit the Claim of a Holder of Discount Notes in a Bankruptcy Case Against Us--If a bankruptcy case is commenced before the discount notes have fully accreted, you may not be able to recover the portion of the original issue discount that has not yet accrued.

  If a bankruptcy case is commenced by or against us under the U.S. Bankruptcy Code after the issuance of the new discount notes, the claim of a holder of such new discount notes relating to the principal amount thereof may be limited to an amount equal to the sum of (1) the initial offering price and (2) that portion of the original issue discount that is not deemed to constitute "unmatured interest" for purposes of the U.S. Bankruptcy Code. Any original issue discount that was not accrued as of any such bankruptcy filing would constitute "unmatured interest."

There is Currently No Market for the New Notes--If an active trading market for the new notes does not develop, the liquidity and value of the new notes could be harmed.

  The new discount notes and the new cash-pay notes are new issues of securities for which there is currently no trading market. Although the underwriters have advised us that they intend to make a market in the new notes, the underwriters are not obligated to do so and may discontinue such market making at any time. We do not intend to apply for listing of the new notes on any domestic securities exchange or to seek approval for quotation through an automated quotation system. Accordingly, there can be no assurance that an active market will develop upon completion of the exchange offer or, if developed, that such market will be sustained or as to the liquidity of any market.

Year 2000 Compliance Problems Could Affect Our Business--If we are unable to remedy our year 2000 compliance problems, we may suffer business interruptions, as well as financial loss and reputational harm.

  We are in the process of conducting a comprehensive review of our computer systems to identify which of our systems will need to be modified, upgraded or converted to recognize dates after December 31, 1999, which is known as the year 2000 problem. The failure to correct a material year 2000 problem could result in a system failure, such as the failure of tower lighting or security monitoring systems, or miscalculations causing disruption of operations including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

  We cannot assure you that we will be able to resolve all year 2000 compliance issues without any future disruption or that we will not incur significant additional expense in attempting to do so. In addition, if some of our major suppliers and customers fail to address their own year 2000 compliance issues, their non-compliance could have a material adverse effect on us and our operations.

This Prospectus Includes Forward-Looking Statements--If our expectations reflected in these forward-looking statements prove to be incorrect, our actual results could differ materially from these expectations.

  This prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in or incorporated by reference in this document, including, without limitation, statements under the sections "Summary", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Industry Background" and "Business" and located elsewhere in or incorporated by reference in this prospectus regarding industry prospects, our prospects and our financial position are forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from our expectations are disclosed in this prospectus, including, without limitation, the statements included under "Risk Factors". All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements included in this document. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

                                USE OF PROCEEDS

  We will not receive any proceeds from the exchange offer.

                   SELECTED FINANCIAL AND OTHER DATA OF CCIC

  The selected historical consolidated financial and other data for CCIC set forth below for each of the four years in the period ended December 31, 1998, and as of December 31, 1995, 1996, 1997 and 1998, have been derived from the consolidated financial statements of CCIC, which have been audited by KPMG LLP, independent certified public accountants. The summary historical consolidated financial and other data for CCIC set forth below for the six months ended June 30, 1998 and 1999, and as of June 30, 1999, have been derived from the unaudited consolidated financial statements of CCIC, which include all adjustments that CCIC considers necessary for a fair presentation of the financial position and results of operations for those periods. Operating results for the six months ended June 30, 1998 and 1999 are not necessarily indicative of the results that may be expected for the entire year. The results of operations for the six months ended June 30, 1999 are not comparable to the six months ended June 30, 1998, the results for the year ended December 31, 1998 are not comparable to the year ended December 31, 1997, and the results for the year ended December 31, 1997 are not comparable to the year ended December 31, 1996 as a result of business acquisitions completed in 1997, 1998 and 1999. Results of operations of these acquired businesses are included in CCIC's consolidated financial statements for the periods after the respective dates of acquisition. The information set forth below should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations--CCIC" section of documents and the consolidated financial statements and related notes of CCIC included in CCIC's Annual Report on Form 10-K and Quarterly Report on Form 10-Q incorporated by reference in this prospectus.

                                                              Six Months Ended
                             Years Ended December 31,             June 30,
                          ----------------------------------  ------------------
                           1995    1996     1997      1998      1998      1999
                          ------  ------  --------  --------  --------  --------
                          (Dollars in thousands, except per share amounts)
Statement of Operations
 Data:
Net revenues:
 Site rental and
  broadcast
  transmission..........  $4,052  $5,615  $ 11,010  $ 75,028  $ 10,448  $107,503
 Network services and
  other.................       6     592    20,395    38,050    12,919    25,133
                          ------  ------  --------  --------  --------  --------
   Total net revenues...   4,058   6,207    31,405   113,078    23,367   132,636
                          ------  ------  --------  --------  --------  --------
Costs of operations:
 Site rental and
  broadcast
  transmission..........   1,226   1,292     2,213    26,254     2,418    45,084
 Network services and
  other.................     --        8    13,137    21,564     7,155    15,157
                          ------  ------  --------  --------  --------  --------
   Total costs of
    operations..........   1,226   1,300    15,350    47,818     9,573    60,241
                          ------  ------  --------  --------  --------  --------
General and
 administrative.........     729   1,678     6,824    23,571     8,768    17,542
Corporate
 development(a).........     204   1,324     5,731     4,625     2,022     2,940
Restructuring charges...     --      --        --        --        --      1,814
Non-cash compensation
 charges(b).............     --      --        --     12,758       --      1,171
Depreciation and
 amortization...........     836   1,242     6,952    37,239     7,695    49,519
                          ------  ------  --------  --------  --------  --------
Operating income
 (loss).................   1,063     663    (3,452)  (12,933)   (4,691)     (591)
Equity in earnings
 (losses) of
 unconsolidated
 affiliate..............     --      --     (1,138)    2,055       525       --
Interest and other
 income (expense)(c)....      53     193     1,951     4,220     1,370     4,879
Interest expense and
 amortization of
 deferred financing
 costs..................  (1,137) (1,803)   (9,254)  (29,089)  (10,027)  (37,842)
                          ------  ------  --------  --------  --------  --------
Loss before income
 taxes, minority
 interests and
 cumulative effect of
 change in accounting
 principle..............     (21)   (947)  (11,893)  (35,747)  (12,823)  (33,554)
Provision for income
 taxes..................     --      (10)      (49)     (374)     (209)     (197)
Minority interests......     --      --        --     (1,654)      --       (572)
                          ------  ------  --------  --------  --------  --------
Loss before cumulative
 effect of change in
 accounting principle...     (21)   (957)  (11,942)  (37,775)  (13,032)  (34,323)
Cumulative effect of
 change in accounting
 principle for costs of
 start-up activities....     --      --        --        --        --     (2,414)
                          ------  ------  --------  --------  --------  --------
Net loss................     (21)   (957)  (11,942)  (37,775)  (13,032)  (36,737)
Dividends on preferred
 stock..................     --      --     (2,199)   (5,411)   (4,132)  (13,022)
                          ------  ------  --------  --------  --------  --------
Net loss after deduction
 of dividends on
 preferred stock........  $  (21) $ (957) $(14,141) $(43,186) $(17,164) $(49,759)
                          ======  ======  ========  ========  ========  ========
Per common share--basic
 and diluted:
 Loss before cumulative
  effect of change in
  accounting
  principle.............  $(0.01) $(0.27) $  (2.27) $  (1.02) $  (1.57) $  (0.43)
 Cumulative effect of
  change in accounting
  principle.............     --      --        --        --        --      (0.02)
                          ------  ------  --------  --------  --------  --------
 Net loss...............  $(0.01) $(0.27) $  (2.27) $  (1.02) $  (1.57) $  (0.45)
                          ======  ======  ========  ========  ========  ========

                                                                      Six Months Ended
                                 Years Ended December 31,                 June 30,
                          -----------------------------------------  --------------------
                            1995      1996      1997        1998       1998       1999
                          --------  --------  ---------  ----------  --------  ----------
                                            (Dollars in thousands)
Common shares
 outstanding--basic and
 diluted (in
 thousands).............     3,316     3,503      6,238      42,518    10,954     109,791
                          ========  ========  =========  ==========  ========  ==========
Other Data:
Site data (at period
 end)(d):
Towers owned............       126       155        240       1,344       361       4,837
Towers managed..........         7         7        133         129       129          13
Rooftop sites managed
 (revenue producing)....        41        52         80         135        66         146
                          --------  --------  ---------  ----------  --------  ----------
Total sites owned and
 managed................       174       214        453       1,608       556       4,996
                          ========  ========  =========  ==========  ========  ==========
EBITDA(e)...............  $  1,899  $  1,905  $   3,500  $   37,064  $  3,004  $   51,913
Capital expenditures....       161       890     18,035     138,759    52,752     127,564
Summary cash flow
 information:
 Net cash provided by
  (used for) operating
  activities............     1,672      (530)      (624)     44,976    (1,972)     35,119
 Net cash used for
  investing activities..   (16,673)  (13,916)  (111,484)   (149,248)  (52,752)   (671,864)
 Net cash provided by
  financing activities..    15,597    21,193    159,843     345,248    50,904   1,047,687
Ratio of earnings to
 fixed charges(f).......       --        --         --          --        --          --
Balance Sheet Data (at
 period end):
Cash and cash
 equivalents............  $    596  $  7,343  $  55,078  $  296,450            $  705,924
Property and equipment,
 net....................    16,003    26,753     81,968     592,594             1,615,646
Total assets............    19,875    41,226    371,391   1,523,230             3,029,094
Total debt..............    11,182    22,052    156,293     429,710             1,194,681
Redeemable preferred
 stock(g)...............     5,175    15,550    160,749     201,063               214,085
Total stockholders'
 equity (deficit).......       619      (210)    41,792     737,562             1,436,398

--------
(a) Corporate development expenses represent costs incurred in connection with acquisitions and development of new business initiatives. These expenses consist primarily of allocated compensation, benefits and overhead costs that are not directly related to the administration or management of existing towers. For the year ended December 31, 1997, such expenses include (1) nonrecurring cash bonuses of $0.9 million paid to certain executive officers in connection with our initial investment in Castle Transmission and (2) a nonrecurring cash charge of $1.3 million related to our purchase of shares of our common stock from our former chief executive officer for our initial Castle Transmission investment.
(b) Represents charges related to the issuance of stock options to certain employees and executives.
(c) Includes a $1.2 million fee received in March 1997 as compensation for leading an investment consortium that provided the equity financing for our initial Castle Transmission investment.
(d) Represents our aggregate number of sites of CCIC as of the end of each period.
(e) EBITDA is defined as operating income (loss) plus depreciation and amortization, non-cash compensation charges and restructuring charges. EBITDA is presented as additional information because management believes it to be a useful indicator of our ability to meet debt service and capital expenditure requirements. It is not, however, intended as an alternative measure of operating results or cash flow from operations, as determined in accordance with generally accepted accounting principles. Furthermore, our measure of EBITDA may not be comparable to similarly titled measures of other companies.
(f) For purposes of computing the ratio of earnings to fixed charges, earnings represent income (loss) before income taxes, fixed charges and equity in earnings (losses) of unconsolidated affiliate. Fixed charges consist of interest expense, the interest component of operating leases and amortization of deferred financing costs. For the years ended December 31, 1995, 1996, 1997 and 1998, earnings were insufficient to cover fixed charges by $21,000, $0.9 million, $10.8 million and $37.8 million, respectively. For the six months ended June 30, 1998 and 1999, earnings were insufficient to cover fixed charges by $13.3 million and $33.6 million, respectively.
(g) The 1995, 1996 and 1997 amounts represent (1) the senior convertible preferred stock we privately placed in August 1997 and October 1997, all of which has been converted into shares of common stock, and (2) Series A convertible preferred stock, Series B convertible preferred stock and the Series C convertible preferred stock we privately placed in April 1995, July 1996 and February 1997, respectively, all of which has been converted into shares of common stock in connection with the completion of our initial public offering in August 1998. The 1998 and 1999 amounts represent our exchangeable preferred stock.

                               ----------------

  The selected quarterly historical consolidated financial data for CCIC set forth below have been derived from the consolidated financial statements of CCIC.

                                               Three Months Ended
                                   --------------------------------------------
                                   March 31  June 30   September 30 December 31
                                   --------  --------  ------------ -----------
                                                  (Dollars in
                                      thousands, except per share amounts)
1997:
Net revenues...................... $  1,994  $  4,771    $ 11,481     $13,159
Gross profit(1)...................    1,731     2,258       5,648       6,418
 Net loss.........................     (443)   (1,706)     (4,001)     (5,792)
 Loss per common share--basic and
  diluted.........................    (0.13)    (0.51)      (0.62)      (0.69)
1998:
 Net revenues..................... $ 11,837  $ 11,530    $ 28,894     $60,817
 Gross profit(1)..................    6,244     7,550      15,835      35,631
 Net loss.........................   (6,606)   (6,426)    (17,444)     (7,299)
 Loss per common share--basic and
  diluted.........................    (0.79)    (0.78)      (0.33)      (0.09)

1999:
 Net revenues..................... $ 55,109  $ 77,527
 Gross profit(1)..................   29,600    42,795
 Loss before cumulative effect of
  change in accounting principle..  (13,473)  (20,850)
 Cumulative effect of change in
  accounting principle............   (2,414)      --
 Net loss.........................  (15,887)  (20,850)
 Per common share--basic and
  diluted:
  Loss before cumulative effect of
   change in accounting
   principle......................    (0.21)    (0.22)
  Cumulative effect of change in
   accounting principle...........    (0.03)      --
  Net loss........................    (0.24)    (0.22)

--------
(1) Represents net revenues less costs of operations.

                               THE EXCHANGE OFFER

Purpose of the Exchange Offer

  In connection with the sale of the old notes, we entered into a registration rights agreement with the initial purchasers, under which we agreed to use our best efforts to file and have declared effective an exchange offer registration statement under the Securities Act of 1933.

  We are making the exchange offer in reliance on the position of the SEC as set forth in certain no-action letters. However, we have not sought our own no-action letter. Based upon these interpretations by the SEC, we believe that a holder of new notes, but not a holder who is our "affiliate" within the meaning of Rule 405 of the Securities Act of 1933, who exchanges old notes for new notes in the exchange offer, generally may offer the new notes for resale, sell the new notes and otherwise transfer the new notes without further registration under the Securities Act of 1933 and without delivery of a prospectus that satisfies the requirements of Section 10 of the Securities Act of 1933. This does not apply, however, to a holder who is our "affiliate" within the meaning of Rule 405 of the Securities Act of 1933. We also believe that a holder may offer, sell or transfer the new notes only if the holder acquires the new notes in the ordinary course of its business and is not participating, does not intend to participate and has no arrangement or understanding with any person to participate in a distribution of the new notes.

  Any holder of the old notes using the exchange offer to participate in a distribution of new notes cannot rely on the no-action letters referred to above. This includes a broker-dealer that acquired old notes directly from us, but not as a result of market-making activities or other trading activities. Consequently, the holder must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in the absence of an exemption from such requirements.

  Each broker-dealer that receives new notes for its own account in exchange for old notes, as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The letter of transmittal states that by acknowledging and delivering a prospectus, a broker-dealer will not be considered to admit that it is an "underwriter" within the meaning of the Securities Act of 1933. We have agreed that for a period of 180 days after the expiration date, we will make this prospectus available to broker-dealers for use in connection with any such resale. See "Plan of Distribution".

  Except as described above, this prospectus may not be used for an offer to resell, resale or other retransfer of new notes.

  The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws of such jurisdiction.

Terms of the Exchange

  Upon the terms and subject to the conditions of the exchange offer, we will accept any and all old notes validly tendered prior to 5:00 p.m., New York City time, on the expiration date. The date of acceptance for exchange of the old notes, and completion of the exchange offer, is the exchange date, which will be the first business day following the expiration date (unless extended as described in this document). We will issue, on or promptly after the exchange date, an aggregate principal amount of up to $125,000,000 new cash-pay notes for a like principal amount of outstanding old cash-pay notes and an aggregate principal amount at maturity of up to $260,000,000 new discount notes for a like principal amount at maturity of old discount notes, in each case tendered and accepted in connection with the exchange offer. The new notes issued in connection with the exchange offer will be delivered on the earliest practicable date following the exchange date. Holders may tender some or all of their old notes in connection with the exchange offer, but only in $1,000 increments of principal amount at maturity.

  The terms of the new notes are identical in all material respects to the terms of the old notes, except that the new notes have been registered under the Securities Act of 1933 and are issued free from any covenant regarding registration, including the payment of additional interest upon a failure to file or have declared effective an exchange offer registration statement or to complete the exchange offer by certain dates. The new notes will evidence the same debt as the old notes and will be issued under the same indenture and entitled to the same benefits under that indenture as the old notes being exchanged. As of the date of this prospectus, $125,000,000 in aggregate principal amount of our 9 1/2% Senior Notes Due 2011 and $260,000,000 principal amount at maturity of our 11 1/4% Senior Discount Notes Due 2011 is outstanding.

  In connection with the issuance of the old notes, we arranged for the old notes originally purchased by qualified institutional buyers to be issued and transferable in book-entry form through the facilities of The Depository Trust Company, acting as depositary. Except as described under "Description of Notes--Book-Entry, Delivery and Form," the new notes will be issued in the form of a global note registered in the name of DTC or its nominee and each beneficial owner's interest in it will be transferable in book-entry form through DTC. See "Description of Notes--Book-Entry, Delivery and Form."

  Holders of old notes do not have any appraisal or dissenters' rights in connection with the exchange offer. Old notes which are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the indenture under which they were issued, but will not be entitled to any registration rights under the registration rights agreement.

  We shall be considered to have accepted validly tendered old notes if and when we have given oral or written notice to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us.

  If any tendered old notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events described in this prospectus or otherwise, we will return the old notes, without expense, to the tendering holder as quickly as possible after the expiration date.

  Holders who tender old notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes on exchange of old notes in connection with the exchange offer. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. See "--Fees and Expenses".

Expiration Date; Extensions; Amendments

  The expiration date for the exchange offer is 5:00 p.m., New York City time,
on    , 1999, unless extended by us in our sole discretion (but in no event to
a date later than    , 1999), in which case the term "expiration date" shall
mean the latest date and time to which the exchange offer is extended.

  We reserve the right, in our sole discretion:

  . to delay accepting any old notes, to extend the offer or to terminate the exchange offer if, in our reasonable judgment, any of the conditions described below shall not have been satisfied, by giving oral or written notice of the delay, extension or termination to the exchange agent, or

  .  to amend the terms of the exchange offer in any manner.

  If we amend the exchange offer in a manner that we consider material, we will disclose such amendment by means of a prospectus supplement, and we will extend the exchange offer for a period of five to ten business days.

  If we determine to make a public announcement of any delay, extension, amendment or termination of the exchange offer, we will do so by making a timely release through an appropriate news agency.

Interest on the New Notes

  Interest on the new cash-pay notes will accrue at the rate of 9 1/2% per annum from the most recent date to which interest on the cash-pay notes has been paid or, if no interest has been paid, from the date of the indenture governing the cash-pay notes. Interest will be payable semiannually in arrears on February 1 and August 1, commencing on February 1, 2000.

  The accreted value of the new discount notes will be calculated from the original date of issuance of the old discount notes. The new discount notes will accrete daily at a rate of 11 1/4% per annum, compounded semiannually, to an aggregate principal amount of $260,000,000 by August 1, 2004. Cash interest will not accrue on the new discount notes prior to August 1, 2004. Thereafter, cash interest on the new discount notes will accrue and be payable semiannually in arrears on February 1 and August 1, commencing on February 1, 2005.

Conditions to the Exchange Offer

  Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange new notes for, any old notes and may terminate the exchange offer as provided in this prospectus before the acceptance of the old notes, if:

  (1) any action or proceeding is instituted or threatened in any court or by or before any governmental agency relating to the exchange offer which, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us, or any material adverse development has occurred in any existing action or proceeding relating to us or any of our subsidiaries;

  (2) any change, or any development involving a prospective change, in our business or financial affairs or any of our subsidiaries has occurred which, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us;

  (3) any law, statute, rule or regulation is proposed, adopted or enacted, which in our reasonable judgment, might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us; or

  (4) any governmental approval has not been obtained, which approval we, in our reasonable discretion, consider necessary for the completion of the exchange offer as contemplated by this prospectus.

  The conditions listed above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our reasonable discretion in whole or in part at any time and from time to time. The failure by us at any time to exercise any of the above rights shall not be considered a waiver of such right and such right shall be considered on ongoing right which may be asserted at any time and from time to time.

  If we determine in our reasonable discretion that any of the conditions are not satisfied, we may:

  (1) refuse to accept any old notes and return all tendered old notes to the tendering holders,

  (2) extend the exchange offer and retain all old notes tendered before the expiration of the exchange offer, subject, however, to the rights of holders to withdraw these old notes (See "--Withdrawal of Tenders" below), or

  (3) waive unsatisfied conditions relating to the exchange offer and accept all properly tendered old notes which have not been withdrawn.

Procedures for Tendering

  Unless the tender is being made in book-entry form, to tender in the exchange offer, a holder must
  .complete, sign and date the letter of transmittal, or a facsimile of it,

  .have the signatures guaranteed if required by the letter of transmittal and

  . mail or otherwise deliver the letter of transmittal or the facsimile, the old notes and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

  Any financial institution that is a participant in DTC's Book-Entry Transfer Facility system may make book-entry delivery of the old notes by causing DTC to transfer the old notes into the exchange agent's account. Although delivery of old notes may be effected through book-entry transfer into the exchange agent's account at DTC, the letter of transmittal (or facsimile), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received or confirmed by the exchange agent at its addresses set forth under the caption "exchange agent" below, prior to 5:00 p.m., New York City time, on the expiration date. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

  The tender by a holder of old notes will constitute an agreement between us and the holder in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

  The method of delivery of old notes and the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holders. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. No letter of transmittal of old notes should be sent to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the tenders for such holders.

  Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on behalf of the beneficial owner. If the beneficial owner wishes to tender on that owner's own behalf, the owner must, prior to completing and executing the letter of transmittal and delivery of such owner's old notes, either make appropriate arrangements to register ownership of the old notes in the owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

  Signature on a letter of transmittal or a notice of withdrawal, must be guaranteed by an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, unless the old notes tendered pursuant thereto are tendered:

  . by a registered holder who has not completed the box entitled "Special Payment Instructions" or "Special Delivery Instructions" on the letter of transmittal, or

  .  for the account of an eligible guarantor institution.

  In the event that signatures on a letter of transmittal or a notice of withdrawal, are required to be guaranteed, such guarantee must be by:

  . a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.,

  . a commercial bank or trust company having an office or correspondent in the United States or

  .  an "eligible guarantor institution".

  If the letter of transmittal is signed by a person other than the registered holder of any old notes, the old notes must be endorsed by the registered holder or accompanied by a properly completed bond power, in each case signed or endorsed in blank by the registered holder.

  If the letter of transmittal or any old notes or bond powers are signed or endorsed by trustees, executors, administrators, guardians, attorney-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by us, submit evidence satisfactory to us of their authority to act in that capacity with the letter of transmittal.

  We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance and withdrawal of tendered old notes in our sole discretion. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes whose acceptance by us would, in the opinion of our U.S. counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to any particular old notes either before or after the expiration date. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding, on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within a time period we will determine. Although we intend to request the exchange agent to notify holders of defects or irregularities relating to tenders of old notes, neither we, the exchange agent nor any other person will have any duty or incur any liability for failure to give such notification. Tenders of old notes will not be considered to have been made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

  In addition, we reserve the right, as set forth above under the caption "Conditions to the Exchange Offer", to terminate the exchange offer.

  By tendering, each holder represents to us, among other things, that:

  . the new notes acquired in connection with the exchange offer are being obtained in the ordinary course of business of the person receiving the new notes, whether or not such person is the holder;

  . neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such new notes; and

  . neither the holder nor any such other person is our "affiliate" (as defined in Rule 405 under the Securities Act of 1933).

  If the holder is a broker-dealer which will receive new notes for its own account in exchange of old notes, it will acknowledge that it acquired such old notes as the result of market-making activities or other trading activities and it will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution".

Guaranteed Delivery Procedures

  A holder who wishes to tender its old notes and:

  --whose old notes are not immediately available;

  --who cannot deliver the holder's old notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date; or

  --who cannot complete the procedures for book-entry transfer, before the expiration date,

may effect a tender if:

  --the tender is made through an eligible guarantor institution;

  --before the expiration date, the exchange agent receives from the eligible guarantor institution:

    . a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery,

    .  the name and address of the holder,

    . the certificate number(s) of the old notes and the principal amount at maturity of old notes tendered, stating that the tender is being made and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal and the certificate(s) representing the old notes (or a confirmation of book-entry transfer), and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent; and

  --the exchange agent receives, within three New York Stock Exchange trading days after the expiration date, a properly completed and executed letter of transmittal or facsimile, as well as the certificate(s) representing all tendered old notes in proper form for transfer or a confirmation of book-entry transfer, and all other documents required by the letter of transmittal.

Withdrawal of Tenders

  Except as otherwise provided herein, tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

  To withdraw a tender of old notes in connection with the exchange offer, a written facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth herein prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

  . specify the name of the person who deposited the old notes to be withdrawn,

  . identify the old notes to be withdrawn (including the certificate number or numbers and principal amount at maturity of such old notes),

  . be signed by the depositor in the same manner as the original signature on the letter of transmittal by which such old notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the trustee register the transfer of such old notes into the name of the person withdrawing the tender, and

  . specify the name in which any such old notes are to be registered, if different from that of the depositor.

  We will determine all questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices. Any old notes so withdrawn will be considered not to have been validly tendered for purposes of the exchange offer and no new notes will be issued unless the old notes withdrawn are validly re-tendered. Any old notes which have been tendered but which are not accepted for exchange or which are withdrawn will be returned to the holder without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be re-tendered by following one of the procedures described above under the caption "Procedures for Tendering" at any time prior to the expiration date.

Exchange Agent

  United States Trust Company of New York has been appointed as exchange agent in connection with the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent, at its offices at 770 Broadway, 13th Floor, New York, NY 10003. The exchange agent's telephone number is (800) 548-6565 and facsimile number is (212) 420-6152.

Fees and Expenses

  We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer. We will pay certain other expenses to be incurred in connection with the exchange offer, including the fees and expenses of the exchange agent, accounting and certain legal fees.

  Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes. If, however:

  . new notes are to be delivered to, or issued in the name of, any person other than the registered holder of the old notes tendered, or

  . if tendered old notes are registered in the name of any person other than the person signing the letter of transmittal, or

  . if a transfer tax is imposed for any reason other than the exchange of old notes in connection with the exchange offer,

then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption from them is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

Accounting Treatment

  The new notes will be recorded at the same carrying value as the old notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the completion of the exchange offer. Any expenses of the exchange offer that we paid will be charged against our additional paid-in capital in accordance with generally accepted accounting principles.

Consequences of Failures to Properly Tender Old Notes in the Exchange

  Issuance of the new notes in exchange for the old notes under the exchange offer will be made only after timely receipt by the exchange agent of such old notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, holders of the old notes desiring to tender such old notes in exchange for new notes should allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities of tenders of old notes for exchange. Old notes that are not tendered or that are tendered but we do not accept, will, following completion of the exchange offer, continue to be subject to the existing restrictions upon transfer thereof under the Securities Act of 1933, and, upon completion of the exchange offer, certain registration rights under the registration rights agreement will terminate.

  In the event the exchange offer is completed, we will not be required to register the remaining old notes. Remaining old notes will continue to be subject to the following restrictions on transfer:

  . the remaining old notes may be resold only if registered pursuant to the Securities Act of 1933, if any exemption from registration is available, or if neither such registration nor such exemption is required by law, and

  . the remaining old notes will bear a legend restricting transfer in the absence of registration or an exemption.

  We do not currently anticipate that we will register the remaining old notes under the Securities Act of 1933. To the extent that old notes are tendered and accepted in connection with the exchange offer, any trading market for remaining old notes could be adversely affected.

                              DESCRIPTION OF NOTES

General

  You can find the definitions of certain terms used in the following summary under the subheading "Certain Definitions." In this summary, the word "CCIC" refers only to Crown Castle International Corp. and not to any of its Subsidiaries.

  The old cash-pay notes and the old discount notes were issued under two separate indentures and the new cash-pay notes and new discount notes will be issued under these same two indentures, in each case between CCIC and United States Trust Company of New York, as trustee. The terms of the notes include those stated in the applicable indenture and those made part of that indenture by reference to the Trust Indenture Act of 1939, as amended. The new and old cash-pay notes and the new and old discount notes will, in each case, be identical in all material respects, except that the new notes have been registered under the Securities Act of 1933 and are free of any obligation regarding registration, including the payment of additional interest upon failure to file or have declared effective an exchange offer registration statement or to consummate an exchange offer by certain dates.

  The following description is a summary of the material provisions of the indentures and the registration rights agreement. It does not restate the indentures or the registration rights agreement in their entirety. We urge you to read the indentures and the registration rights agreement, because they, and not this description, define your rights as Holders of the notes. A copy of the indentures and the registration rights agreement is available as set forth below under "--Additional Information."

Brief Description of the Notes

    The cash-pay notes:

     . are general obligations of CCIC;

     . rank equally with all existing and future senior debt of CCIC, including the discount notes;

     . accrue interest from the date they are issued at a rate of 9 1/2%, which is payable semiannually; and

     . mature on August 1, 2011.

  The discount notes:

     . are general obligations of CCIC;

     . rank equally with all existing and future senior debt of CCIC, including the cash-pay notes;

     . accrete in value, from the date the old discount notes were issued through August 1, 2004, to their principal amount at maturity;

     . accrue interest from August 1, 2004 at a rate of 11 1/4%, which is payable semiannually; and

     . mature on August 1, 2011.

  CCIC has covenanted that it will offer to repurchase notes under the circumstances described in the indentures upon:

     . a Change of Control of CCIC; or

     . an Asset Sale by CCIC or any of its Restricted Subsidiaries.

  Each of the indentures governing the notes also contains the following covenants:

     . Restricted Payments;

     . incurrence of Indebtedness and issuance of preferred stock;

     . Liens;

     . dividend and other payment restrictions affecting Subsidiaries;

     . merger, consolidation or sale of assets;

     . transactions with Affiliates;

     . sale and leaseback transactions;

     . limitation on issuances and sales of Capital Stock of Restricted
       Subsidiaries;

     . limitation on issuances of Guarantees of Indebtedness;

     . Business Activities; and

     . Reports.

  The operations of CCIC are conducted through its Subsidiaries, and, therefore, CCIC depends on the cash flow of its Subsidiaries to meet its obligations, including its obligations under the notes. CCIC's Subsidiaries will not be guarantors of the notes, and the notes will be effectively subordinated to all Indebtedness, including all borrowings under the Senior Credit Facility, the Bell Atlantic joint venture credit facility, the Castle Transmission credit facility and the Castle Transmission bonds, and other liabilities and commitments, including trade payables and lease obligations, of CCIC's Subsidiaries. Any right of CCIC to receive assets of any of its Subsidiaries upon the liquidation or reorganization of the Subsidiaries, and the consequent right of the Holders of the notes to participate in those assets, will be effectively subordinated to the claims of that Subsidiary's creditors, except to the extent that CCIC is itself recognized as a creditor of such Subsidiary. If CCIC is recognized as a creditor of such Subsidiary, the claims of CCIC would still be subordinate in right of payment to any security in the assets of that Subsidiary and any indebtedness of that Subsidiary senior to that held by CCIC. As of March 31, 1999, after giving pro forma effect to the proposed and recent transactions described in this prospectus, CCIC's Subsidiaries would have had $498.7 million of Indebtedness outstanding, and would have had $39.9 million, $6.2 million and $19.8 million of unused borrowing availability, respectively, under the Senior Credit Facility, the Bell Atlantic joint venture credit facility and the Castle Transmission credit facility. The provisions of the Senior Credit Facility, the Bell Atlantic joint venture credit facility, the Castle Transmission credit facility and the Castle Transmission bonds contain substantial restrictions on the ability of those Subsidiaries to dividend or distribute cash flow or assets to CCIC. See "Risk Factors--As a Holding Company, We Require Dividends from Subsidiaries to Meet Cash Requirements or Pay Dividends".

  As of the date of the indentures, all of CCIC's Subsidiaries will be Restricted Subsidiaries other than:

    (1) CTSH and its subsidiaries; and

    (2) Crown Castle Investment Corp. and Crown Castle Investment Corp. II and their subsidiaries, through which CCIC holds its interest in the Bell Atlantic joint venture.

  However, under certain circumstances, CCIC will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the indentures.

Principal, Maturity and Interest

 Cash-pay Notes

  The cash-pay notes were initially limited in aggregate principal amount to $125.0 million. The indenture governing the cash-pay notes allows CCIC to issue up to $75.0 million aggregate principal amount of cash-pay notes in addition to that initial amount. However, the issuance of any of those additional notes will be subject to CCIC's ability to incur indebtedness under the covenant "Incurrence of Indebtedness and Issuance of Preferred Stock" and similar restrictions in the instruments governing CCIC's other Indebtedness. Any such additional notes will be treated as part of the same class and series as the cash-pay notes for purposes of voting under the indenture governing the cash-pay notes. Cash-pay notes will be issued in denominations of $1,000 in principal amount at maturity and integral multiples of $1,000 in principal amount at maturity.

  The cash-pay notes will mature on August 1, 2011. Interest on the cash-pay notes will accrue at the rate of 9 1/2% per annum and will be payable in U.S. dollars semiannually in arrears on February 1 and August 1, commencing on February 1, 2000. CCIC will make each interest payment to Holders of record on the immediately preceding January 15 and July 15.

  Interest on the cash-pay notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of the indenture governing the cash-pay notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

 Discount Notes

  CCIC initially issued discount notes with an aggregate principal amount at maturity of $260.0 million, which generated gross proceeds of approximately $150.5 million. The indenture governing the discount notes allows CCIC to issue up to an additional aggregate principal amount at maturity of $100.0 million discount notes. The issuance of any of those additional notes will be subject to CCIC's ability to incur indebtedness under the covenant "Incurrence of Indebtedness and Issuance of Preferred Stock" and similar restrictions in the instruments governing CCIC's other Indebtedness. Any such additional notes will be treated as part of the same class and series as the discount notes for purposes of voting under the indenture governing the discount notes. Discount notes will be issued in denominations of $1,000 in principal amount at maturity and integral multiples of $1,000 in principal amount at maturity.

  The old discount notes were issued with original issue discount for U.S. Federal income tax purposes. The new discount notes will bear the same amount of original issue discount as the old discount notes.

  The discount notes will mature on August 1, 2011. No cash interest will accrue on the discount notes before August 1, 2004. The Accreted Value of the discount notes will accrete, representing the amortization of original issue discount, between the date of original issuance of the old discount notes and August 1, 2004, on a semiannual bond equivalent basis using a 360-day year comprised of twelve 30-day months such that the Accreted Value shall be equal to the full principal amount of the discount notes on August 1, 2004, the Full Accretion Date. The initial aggregate Accreted Value of the old discount notes on the date of issuance was approximately $150.5 million, representing the original price at which the old discount notes were initially offered. Beginning on August 1, 2004, interest on the discount notes will accrue at the rate of 11 1/4% per annum and will be payable in U.S. dollars semiannually in arrears on February 1 and August 1, commencing on February 1, 2005. CCIC will make each interest payment to Holders of record on the immediately preceding January 15 and July 15.

  Cash interest will accrue on the discount notes from the most recent date to which interest has been paid or, if no interest has been paid, from the Full Accretion Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

  If a Holder has given wire transfer instructions to CCIC, CCIC will make all payments of principal of, premium, if any, and interest and Special Interest, if any, on that Holder's notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar for the notes within the City and State of New York unless CCIC elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

Paying Agent and Registrar for the Notes

  The trustee under each of the indentures will act as the paying agent and registrar for each series of notes. CCIC may change the paying agent or registrar under either indenture without prior notice to the Holders of the relevant series of notes, and CCIC or any of its Subsidiaries may act as paying agent or registrar under either indenture.

Transfer and Exchange

  A Holder may transfer or exchange notes in accordance with the applicable indenture. The registrar and the trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. CCIC is not required to transfer or exchange any notes selected for redemption. Also, CCIC is not required to transfer or exchange any notes for a period of 15 days before a selection of notes to be redeemed.

Optional Redemption

 Cash-pay Notes

  During the first 36 months after the date of original issuance of the old cash-pay notes, CCIC may on any one or more occasions redeem up to 35% of the aggregate principal amount of cash-pay notes originally issued at a redemption price of 109.50% of the principal amount of the cash-pay notes to be redeemed on the redemption date with the net cash proceeds of one or more Public Equity Offerings and/or Strategic Equity Investments; provided that:

    (1) at least 65% of the aggregate principal amount of cash-pay notes originally issued remains outstanding immediately after the occurrence of such redemption, excluding notes held by CCIC or any of its Subsidiaries; and

    (2) the redemption occurs within 60 days of the date of the closing of the Public Equity Offering or Strategic Equity Investment.

  Except pursuant to the preceding paragraph, the cash-pay notes will not be redeemable at CCIC's option prior to August 1, 2004. On or after August 1, 2004, CCIC may redeem all or a part of the cash-pay notes upon not less than 30 nor more than 60 days' notice, at the redemption prices expressed as percentages of principal amount set forth below plus accrued and unpaid interest and Special Interest, if any, on the cash-pay notes redeemed to the applicable redemption date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on August 1 of the years indicated below:

         Year                                         Percentage
         ----                                         ----------
         2004........................................  104.750%
         2005........................................  103.167%
         2006........................................  101.583%
         2007 and thereafter.........................  100.000%

 Discount Notes

  During the first 36 months after the date of original issuance of the old discount notes, CCIC may on any one or more occasions redeem up to 35% of the aggregate principal amount at maturity of the discount notes originally issued at a redemption price of 111.25% of the Accreted Value of the discount notes to be redeemed on the redemption date plus Special Interest, if any, with the net cash proceeds of one or more Public Equity Offerings and/or Strategic Equity Investments; provided that:

    (1) at least 65% of the aggregate principal amount at maturity of discount notes originally issued remains outstanding immediately after the occurrence of such redemption, excluding notes held by CCIC or any of its Subsidiaries; and

    (2) the redemption occurs within 60 days of the date of the closing of the Public Equity Offering or Strategic Equity Investment.

  Except pursuant to the preceding paragraph, the discount notes will not be redeemable at CCIC's option prior to August 1, 2004. On or after August 1, 2004, CCIC may redeem all or a part of the discount notes upon not less than 30 nor more than 60 days' notice, at the redemption prices expressed as percentages of principal amount set forth below plus accrued and unpaid interest and Special Interest, if any, on the discount notes redeemed to the applicable redemption date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on August 1 of the years indicated below:

         Year                                         Percentage
         ----                                         ----------
         2004........................................  105.625%
         2005........................................  103.750%
         2006........................................  101.875%
         2007 and thereafter.........................  100.000%

Selection and Notice

  If less than all of the cash-pay notes or discount notes, as the case may be, are to be redeemed at any time, the trustee under the applicable indenture will select notes for redemption as follows:

    (1) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed; or

    (2) if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate.

  No notes of $1,000 of principal amount at maturity or less will be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional.

  If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount of that note to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note presented for redemption will be issued in the name of the Holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue or accrete on notes or portions of them called for redemption.

Mandatory Redemption

  CCIC is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

 Change of Control

  If a Change of Control occurs, each Holder of notes will have the right to require CCIC to repurchase all or any part, equal to $1,000 or an integral multiple of $1,000, of such Holder's notes pursuant to the offer described below (the "Change of Control Offer"). The offer price in any Change of Control Offer will be payable in cash and will be 101% of the aggregate principal amount of any cash-pay notes repurchased and any discount notes repurchased after the Full Accretion Date, in each case plus accrued and unpaid interest and Special Interest on the notes, if any (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), to the date of purchase, and 101% of the Accreted Value of any discount notes purchased prior to the Full Accretion Date (in either case, the "Change of Control Payment"). Within 30 days following any Change of Control, CCIC will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the date specified in the notice (the "Change of Control Payment Date"). The Change of Control Payment Date will be no earlier than 30 days and no later than 60 days from the date the notice is mailed, pursuant to the procedures required by the applicable indenture and described in such notice.

  On the Change of Control Payment Date, CCIC will, to the extent lawful:

    (1) accept for payment all notes or portions of the notes properly tendered pursuant to the Change of Control Offer;

    (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

    (3) deliver or cause to be delivered to the applicable trustee the notes so accepted together with an officers' certificate stating the aggregate principal amount of notes or portions of the notes being purchased by CCIC.

  The paying agent will promptly mail to each Holder of notes properly tendered the Change of Control Payment for such notes, and the applicable trustee will promptly authenticate and mail, or cause to be transferred by book entry, to each Holder a replacement note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that the new note will be in a principal amount at maturity of $1,000 or an integral multiple of $1,000.

  The Change of Control provisions described above will be applicable whether or not any other provisions of the relevant indenture is applicable. CCIC will comply with the requirements of Section 14(e) of the Securities Exchange Act of 1934 and any other securities laws or regulations to the extent those laws and regulations are applicable to any Change of Control Offer. If the provisions of any of the applicable securities laws or securities regulations conflict with the provisions of the covenant described above, CCIC will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described above by virtue of the compliance.

  The Change of Control purchase feature is a result of negotiations between CCIC and the initial purchasers of the old notes. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that CCIC would decide to do so in the future. Subject to the limitations discussed below, CCIC could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indentures, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect CCIC's capital structure. Restrictions on the ability of CCIC to incur additional Indebtedness are contained in the covenants described under "-- Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," "--Certain Covenants--Liens" and "--Certain Covenants--Sale and Leaseback Transactions." Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in the covenants, however, the indentures will not contain any covenants or provisions that may afford Holders of the notes protection in the event of certain highly leveraged transactions.

  The credit facilities of CCIC's Subsidiaries limit CCIC's access to the cash flow of those Subsidiaries and will, therefore, restrict CCIC's ability to purchase any notes. Each of these credit facilities also provides that the occurrence of certain change of control events with respect to CCIC constitutes a default under that credit facility. In the event that a Change of Control occurs at a time when CCIC's Subsidiaries are prohibited from making distributions to CCIC to purchase notes, CCIC could cause its Subsidiaries to seek the consent of the lenders under the credit facilities to allow the distributions or could attempt to refinance the borrowings that contain the prohibition. If CCIC does not obtain a consent or repay such borrowings, CCIC will remain prohibited from purchasing notes. In this case, CCIC's failure to purchase tendered notes would constitute an Event of Default under the indentures which would, in turn, constitute a default under the credit facilities. Future indebtedness of CCIC and its Subsidiaries may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the indebtedness to be repurchased if a Change of Control occurs. Moreover, the exercise by the Holders of their right to require CCIC to repurchase the notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on CCIC. Finally, CCIC's ability to pay cash to the Holders of notes following the occurrence of a Change of Control may be limited by CCIC's then existing financial resources, including its ability to access the cash flow of its Subsidiaries. See "Risk Factors--As a Holding Company, We Require Dividends from Subsidiaries to Meet Cash Requirements on Pay Dividends." There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

  CCIC will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indentures applicable to a Change of Control Offer made by CCIC and purchases all notes properly tendered and not withdrawn under such Change of Control Offer. The provisions under the indentures relating to CCIC's obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the notes then outstanding.

  The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of CCIC and its Restricted Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require CCIC to repurchase the notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of CCIC and its Subsidiaries taken as a whole to another Person or group may be uncertain.

 Asset Sales

  CCIC will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

    (1) CCIC (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

    (2) fair market value is determined by CCIC's board of directors and evidenced by a resolution of its board of directors set forth in an officers' certificate delivered to the trustee under the applicable indenture; and

    (3) except in the case of a Tower Asset Exchange, at least 75% of the consideration received in such Asset Sale by CCIC or such Restricted Subsidiary is in the form of cash or Cash Equivalents.

  For purposes of this provision, each of the following shall be deemed to be cash:

    (a) any liabilities, as shown on CCIC's or such Restricted Subsidiary's most recent balance sheet, of CCIC or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any guarantee of the notes) that are assumed by the transferee of any assets pursuant to a customary novation agreement that releases CCIC or the Restricted Subsidiary from further liability; and

    (b) any securities, notes or other obligations received by CCIC or any Restricted Subsidiary from the transferee that are converted by CCIC or the Restricted Subsidiary into cash within 20 days of the applicable Asset Sale, to the extent of the cash received in that conversion.

 Within 365 days after the receipt of any Net Proceeds from an Asset Sale, CCIC or the Restricted Subsidiary may apply those Net Proceeds to:

    (1) reduce Indebtedness under a Credit Facility;

    (2) reduce other Indebtedness of any of CCIC's Restricted Subsidiaries;

    (3) the acquisition of all or substantially all the assets of a Permitted Business;

    (4) the acquisition of Voting Stock of a Permitted Business from a Person that is not a Subsidiary of CCIC; provided that, after giving effect to the acquisition, CCIC or its Restricted Subsidiary owns a majority of the Voting Stock of that business; or

    (5) the making of a capital expenditure or the acquisition of other long-term assets that are used or useful in a Permitted Business.

  Pending the final application of any Net Proceeds, CCIC may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the applicable indenture.

  Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, CCIC will be required to make an offer to all Holders of notes and all holders of other senior Indebtedness of CCIC containing provisions similar to those set forth in the indentures relating to the notes with respect to offers to purchase or redeem with the proceeds of sales of (an "Asset Sale Offer"), to purchase the maximum principal amount (or accreted value, as applicable) of notes and such other senior Indebtedness of CCIC that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be payable in cash and will be 100% of the principal amount of any cash-pay notes or discount notes purchased after the Full Accretion Date, plus accrued and unpaid interest to the date of purchase, or 100% of the Accreted Value of discount notes purchased prior to the Full Accretion Date. In the case of any other senior Indebtedness, the offer price will be 100% of the principal amount (or accreted value, as applicable) of the Indebtedness plus accrued and unpaid interest thereon and Special Interest, if any, to the date of purchase. Each Asset Sale Offer will be made in accordance with the procedures set forth in the indentures and the other senior Indebtedness of CCIC. If any Excess Proceeds remain after consummation of an Asset Sale Offer, CCIC may use the remaining Excess Proceeds for any purpose not otherwise prohibited by the indentures. If the aggregate principal amount of notes and the other senior indebtedness of CCIC tendered into the Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other senior Indebtedness to be purchased on a pro rata basis. Upon completion of the Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

Certain Covenants

 Restricted Payments

  CCIC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

    (1) declare or pay any dividend or make any other payment or distribution on account of CCIC's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving CCIC or any of its Restricted Subsidiaries) or to the direct or indirect holders of CCIC's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of CCIC or to CCIC or a Restricted Subsidiary of CCIC);

    (2) purchase, redeem or otherwise acquire or retire for value (including without limitation, in connection with any merger or consolidation involving CCIC) any Equity Interests of CCIC or any direct or indirect parent of CCIC (other than any such Equity Interests owned by CCIC or any of its Restricted Subsidiaries);

    (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes, except a payment of interest or principal at Stated Maturity; or

    (4) make any Restricted Investment, (all such payments and other actions set forth in these clauses (1) through (4) above, including those occuring since the date of the Senior Discount Note Indenture, being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

    (1) no Default has occurred and is continuing or would occur as a consequence of the Restricted Payment; and

    (2) CCIC would have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Adjusted Consolidated Cash Flow Ratio test set forth in the first paragraph of the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; provided that CCIC and its Restricted Subsidiaries will not be required to comply with this clause (2) in order to make any Restricted Investment; and

    (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by CCIC and its Restricted Subsidiaries after the date of the Senior Discount Note Indenture (excluding Restricted Payments permitted by clauses (2), (3) and (4) of the paragraph of exceptions below), is less than the sum, without duplication, of:

      (a) 100% of the Consolidated Cash Flow of CCIC for the period (taken as one accounting period) from the beginning of the fiscal quarter during which the Senior Discount Note Indenture was executed to the end of CCIC's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if the Consolidated Cash Flow for such period is a deficit, less 100% of the deficit), less 1.75 times the Consolidated Interest Expense of CCIC since the beginning of the fiscal quarter during which the Senior Discount Note Indenture was executed; plus

      (b) 100% of the aggregate net cash proceeds received by CCIC since the beginning of the fiscal quarter during which the Senior Discount
    Note Indenture was executed as a contribution to its common equity capital or from the issue or sale of Equity Interests of CCIC (other than Disqualified Stock and except to the extent such net cash proceeds are used to incur new Indebtedness outstanding pursuant to clause (11) of the second paragraph of the covenant described below under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock") or from the issue or sale of Disqualified Stock or debt securities of CCIC that have been converted into Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of CCIC and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock); plus

      (c) to the extent that any Restricted Investment that was made after the date of the Senior Discount Note Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of:

        (A) the cash return of capital with respect to the Restricted Investment (less the cost of disposition, if any), and

        (B) the initial amount of the Restricted Investment; plus

      (d) to the extent that any Unrestricted Subsidiary of CCIC and all of its Subsidiaries are designated as Restricted Subsidiaries after the date of the Senior Discount Note Indenture, the lesser of:

        (A) the fair market value of CCIC's Investments in such Subsidiaries as of the date of such designation, or

        (B) the sum of:

                (x) the fair market value of CCIC's Investments in such
              Subsidiaries as of the date on which such Subsidiaries were originally designated as Unrestricted Subsidiaries, and

                (y) the amount of any Investments made in such Subsidiaries subsequent to such designation (and treated as Restricted Payments) by CCIC or any Restricted Subsidiary; provided that:

                   (i) in the event the Unrestricted Subsidiaries designated
                 as Restricted Subsidiaries are CTSH and its Subsidiaries, the references in clauses (A) and (B) of this clause (d) to fair market value of CCIC's Investments in such Subsidiaries shall mean the amount by which the fair market value of all such Investments exceeds 34.3% of the fair market value of CTSH and its Subsidiaries as a whole; and

                   (ii) in the event the Unrestricted Subsidiaries designated as Restricted Subsidiaries are CCA Investment Corp. and its Subsidiaries, the references in clauses (A) and (B) of this clause (d) to fair market value of CCIC's Investments in such Subsidiaries shall mean the amount by which the fair market value of all such Investments exceeds $250.0 million; plus

      (e) 50% of any dividends received by CCIC or a Restricted Subsidiary after the date of the Senior Discount Note Indenture from an Unrestricted Subsidiary of CCIC, to the extent that such dividends were not otherwise included in Consolidated Net Income of CCIC for such period.

The preceding provisions will not prohibit:

    (1) the payment of any dividend within 60 days after the date of declaration of that dividend, if at said date of declaration such payment would have complied with the provisions of the indentures;

    (2) the making of any Investment or the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated
  Indebtedness or Equity Interests of CCIC in exchange for, or out of the net cash proceeds from the sale since the beginning of the fiscal quarter during which the Senior Discount Note Indenture was executed (other than to a Subsidiary of CCIC) of

  Equity Interests of CCIC (other than any Disqualified Stock); provided that the net cash proceeds are not used to incur new Indebtedness pursuant to clause (11) of the second paragraph of the covenant described below under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock"; and provided further that, in each case, the amount of any net cash proceeds that are so utilized will be excluded from clause (3)(b) of the preceding paragraph;

    (3) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

    (4) the payment of any dividend by a Restricted Subsidiary of CCIC to the Holders of its Equity Interests on a pro rata basis;

    (5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of CCIC or any Restricted Subsidiary of CCIC held by any member of CCIC's (or any of its Restricted Subsidiaries') management pursuant to any management equity subscription agreement or stock option agreement in effect as of the date of the Senior Discount Note Indenture; provided that the aggregate price paid for all of the repurchased, redeemed, acquired or retired Equity Interests may not exceed:

      (a) $500,000 in any twelve-month period, and

      (b) $5.0 million in the aggregate; or

    (6) the payment of scheduled dividends on CCIC's 12 3/4% Senior Exchangeable Preferred Stock due 2010, whether paid in cash or in kind through the issuance of additional shares of such preferred stock, all in accordance with the certificate of designations governing such preferred stock as in effect on the date of the Senior Discount Note Indenture.

  The board of directors of CCIC may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by CCIC and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All of those outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of the Investments at the time of such designation. Such designation will only be permitted if the Restricted Payment would be permitted at the time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The board of directors of CCIC may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if the designation would not cause a Default.

  The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the assets or securities proposed to be transferred or issued by CCIC or the applicable Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any property, assets or Investments required by this covenant to be valued will be valued by the board of directors of CCIC whose resolution with respect to the determination will be delivered to the trustee.

 Incurrence of Indebtedness and Issuance of Preferred Stock

  CCIC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that CCIC will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided that CCIC may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock and CCIC's Restricted Subsidiaries may incur Indebtedness (including Acquired
Debt) or issue preferred stock if, in each case, CCIC's Debt to Adjusted Consolidated Cash Flow Ratio at the time of incurrence of the Indebtedness or the issuance of the preferred stock, after giving pro forma effect to such incurrence or issuance as of such date and to the use of proceeds from such incurrence or issuance as if the same had occurred at the beginning of the most recently ended four full fiscal quarter period of CCIC for which internal financial statements are available, would have been no greater than 7.5 to 1.

  The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness or to the issuance of any of the following items of Disqualified Stock or preferred stock (collectively, "Permitted Debt"):

    (1) the incurrence by CCIC or any of its Restricted Subsidiaries of Indebtedness under Credit Facilities in an aggregate principal amount (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of CCIC and its Restricted Subsidiaries thereunder) at any one time outstanding not to exceed the product of $150,000 times the number of Completed Towers on the date of such incurrence;

    (2) the incurrence by CCIC and its Restricted Subsidiaries of the Existing Indebtedness;

    (3) the incurrence by CCIC of the Indebtedness represented by the cash-pay notes and the discount notes issued on the date of the Senior Discount
  Note Indenture;

    (4) the issuance by CCIC of additional shares of its 12 3/4% Senior Exchangeable Preferred Stock due 2010 solely for the purpose of paying dividends thereon and the incurrence by CCIC of Indebtedness represented by CCIC's 12 3/4% Senior Subordinated Exchange Debentures due 2010;

    (5) the incurrence by CCIC or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or costof construction or improvement of property, plant or equipment used in the business of CCIC or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (5), not to exceed $10.0 million at any one time outstanding;

    (6) the incurrence by CCIC or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund Indebtedness of CCIC or any of its Restricted Subsidiaries or Disqualified Stock of CCIC (other than intercompany Indebtedness) that was permitted by the indentures to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5) or this clause (6) of this paragraph;

    (7) the incurrence by CCIC or any of its Restricted Subsidiaries of intercompany Indebtedness between or among CCIC and any of its Restricted Subsidiaries; provided, however, that:

      (i) if CCIC is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes of such series and that:

        (A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than CCIC or a Restricted Subsidiary, and

        (B) any sale or other transfer of any such Indebtedness to a Person that is not either CCIC or a Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of the Indebtedness by CCIC or the Restricted Subsidiary, as the case may be;

    (8) the incurrence by CCIC or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the indentures to be outstanding or currency exchange risk;

    (9) the guarantee by CCIC or any of its Restricted Subsidiaries of Indebtedness of CCIC or a Restricted Subsidiary of CCIC that was permitted to be incurred by another provision of the indentures;

    (10) the incurrence by CCIC or any of its Restricted Subsidiaries of Acquired Debt in connection with the acquisition of assets or a new Subsidiary and the incurrence by CCIC's Restricted Subsidiaries of Indebtedness as a result of the designation of an Unrestricted Subsidiary as a Restricted Subsidiary; provided that, in the case of any such incurrence of Acquired Debt, such Acquired Debt was incurred by the prior owner of such assets or such Restricted Subsidiary prior to such acquisition by CCIC or one of its Restricted Subsidiaries and was not incurred in connection with, or in contemplation of, the acquisition by CCIC or one of its Restricted Subsidiaries; and provided further that, in the case of any incurrence pursuant to this clause (10), as a result of such acquisition by CCIC or one of its Restricted Subsidiaries, CCIC's Debt to Adjusted Consolidated Cash Flow Ratio at the time of incurrence of such Acquired Debt, after giving pro forma effect to such incurrence as if the same had occurred at the beginning of the most recently ended four full fiscal quarter period of CCIC for which internal financial statements are available, would have been less than CCIC's Debt to Adjusted Consolidated Cash Flow Ratio for the same period without giving pro forma effect to such incurrence;

    (11) the incurrence by CCIC or any of its Restricted Subsidiaries of Indebtedness or Disqualified Stock not to exceed, at any one time outstanding, the sum of:

      (i) 2.0 times the aggregate net cash proceeds, plus

      (ii) 1.0 times the fair market value of non-cash proceeds (evidenced by a resolution of the board of directors of CCIC set forth in an officers' certificate delivered to the trustee),

    in each case, from the issuance and sale, other than to a Subsidiary, of Equity Interests (other than Disqualified Stock) of CCIC since the beginning of the fiscal quarter during which the Senior Discount Note Indenture was executed (less the amount of such proceeds used to make Restricted Payments as provided in clause (3)(b) of the first paragraph or clause (2) of the second paragraph of the covenant described above under the caption "--Restricted Payments"); and

    (12) the incurrence by CCIC or any of its Restricted Subsidiaries of additional Indebtedness and/or the issuance by CCIC of Disqualified Stock in an aggregate principal amount, accreted value or liquidation preference, as applicable, at any time outstanding, not to exceed $25.0 million.

The indentures also provide that:

    (1) CCIC will not incur any Indebtedness that is contractually subordinated in right of payment to any other Indebtedness of CCIC unless such Indebtedness is also contractually subordinated in right of payment to the notes on substantially identical terms; provided, however, that no Indebtedness of CCIC will be deemed to be contractually subordinated in right of payment to any other Indebtedness of CCIC solely by virtue of being unsecured; and

    (2) CCIC will not permit any of its Unrestricted Subsidiaries to incur any Indebtedness other than Non-Recourse Debt.

  For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (12) above or is entitled to be incurred pursuant to the first paragraph of this covenant, CCIC will, in its sole discretion, classify (or later reclassify in whole or in part) such item of Indebtedness in any manner that complies with this covenant. Accrual of interest, accretion or amortization of original issue discount and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant. Indebtedness under Credit Facilities outstanding on the date of the indentures shall be deemed to have been incurred on such date in reliance on the exception provided by clause
(1) of the definition of Permitted Debt. The notes issued on the date of the indentures shall be deemed to have been incurred on such date in reliance on the exception provided by clause (11) of the definition of Permitted Debt and the new notes to be issued in the exchange offer in exchange for these notes will be deemed to be a Permitted Refinancing under such clause (11).

 Liens

  CCIC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness or trade payables on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens.

Dividend and Other Payment Restrictions Affecting Subsidiaries

  CCIC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

    (1) pay dividends or make any other distributions to CCIC or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits;

    (2) pay any indebtedness owed to CCIC or any of its Restricted
  Subsidiaries;

    (3) make loans or advances to CCIC or any of its Restricted Subsidiaries;
  or

    (4) transfer any of its properties or assets to CCIC or any of its Restricted Subsidiaries.

  However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

    (1) Existing Indebtedness as in effect on the date of the indentures, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the applicable series of Existing Indebtedness as in effect on the date of the indentures;

    (2) Indebtedness of any Restricted Subsidiary under any Credit Facility that is permitted to be incurred pursuant to the covenant under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock"; provided that such Credit Facility and Indebtedness contain only such encumbrances and restrictions on such Restricted Subsidiary's ability to engage in the activities set forth in clauses (1) through (4) of the preceding paragraph as are, at the time such Credit Facility is entered into or amended, modified, restated, renewed, increased, supplemented, refunded, replaced or refinanced, ordinary and customary for a Credit Facility of that type as determined in the good faith judgment of CCIC's board of directors (and evidenced in a board resolution), which determination shall be conclusively binding;

    (3) encumbrances and restrictions applicable to any Unrestricted Subsidiary, as the same are in effect as of the date on which the Subsidiary becomes a Restricted Subsidiary, and as the same may be amended, modified, restated, renewed, increased, supplemented, refunded, replaced or refinanced; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to the dividend and other payment restrictions than those contained in the applicable series of Indebtedness of such Subsidiary as in effect on the date on which such Subsidiary becomes a Restricted Subsidiary;

    (4) any Indebtedness incurred in compliance with the covenant under the heading "--Incurrence of Indebtedness and Issuance of Preferred Stock" or any agreement pursuant to which such Indebtedness is issued if the encumbrance or restriction applies only in the event of a payment default or default with respect to a financial covenant contained in the Indebtedness or agreement and the encumbrance or restriction is not materially more disadvantageous to the Holders of the notes than is customary in comparable financings (as determined by CCIC) and CCIC determines that any such encumbrance or restriction will not materially affect CCIC's ability to pay interest or principal on the notes;

    (5) the indentures governing the notes;

    (6) applicable law;

    (7) any instrument governing Indebtedness or Capital Stock of a Person acquired by CCIC or any of its Restricted Subsidiaries as in effect at the time that Person is acquired by CCIC (except to the extent the Indebtedness was incurred in connection with or in contemplation of the acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, the Indebtedness was permitted by the terms of the indenture to be incurred;

    (8) customary non-assignment provisions in leases or licenses entered into in the ordinary course of business;

    (9) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (5) in the second paragraph of the covenant described above under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock" on the property so acquired;

    (10) the provisions of agreements governing Indebtedness incurred pursuant to clause (4) of the second paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock";

    (11) any agreement for the sale of a Restricted Subsidiary that restricts that Restricted Subsidiary pending its sale;

    (12) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing the Permitted Refinancing
  Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

    (13) Liens permitted to be incurred pursuant to the provisions of the covenant described under the caption "Liens" that limit the right of the debtor to transfer the assets subject to such Liens;

    (14) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements; and

    (15) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

 Merger, Consolidation or Sale of Assets

  CCIC may not:

    (1) consolidate or merge with or into (whether or not CCIC is the surviving corporation), or

    (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity, unless:

      (a) either:

        (A) CCIC is the surviving corporation, or

        (B) the entity or the Person formed by or surviving any such consolidation or merger (if other than CCIC) or to which the sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

      (b) the entity or Person formed by or surviving any such consolidation or merger (if other than CCIC) or the entity or Person to which the sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of CCIC under the notes and the indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the trustee;

      (c) immediately after such transaction no Default exists; and

      (d) except in the case of:

        (A) a merger of CCIC with or into a Wholly Owned Restricted Subsidiary of CCIC, and

        (B) a merger entered into solely for the purpose of reincorporating CCIC in another jurisdiction:

                (x) in the case of a merger or consolidation in which CCIC is the surviving corporation, CCIC's Debt to Adjusted Consolidated Cash Flow Ratio at the time of the transaction, after giving pro forma effect to the transaction as of such date for balance sheet purposes and as if the transaction had occurred at the beginning of the most recently ended four full fiscal quarter period of CCIC for which internal financial statements are available for income statement purposes, would have been less than CCIC's Debt to Adjusted Consolidated Cash Flow Ratio for the same period without giving pro forma effect to such transaction, or

                (y) in the case of any other such transaction, the Debt to
              Adjusted Consolidated Cash Flow of the entity or Person formed by or surviving any such consolidation or merger (if other than CCIC), or to which the sale, assignment, transfer, lease, conveyance or other disposition shall have been made, at the time of the transaction, after giving pro forma effect to the transaction as of such date for balance sheet purposes and as if such transaction had occurred at the beginning of the most recently ended four full fiscal quarter period of such entity or Person for which internal financial statements are available for income statement purposes, would have been less than CCIC's Debt to Adjusted Consolidated Cash Flow Ratio for the same period without giving pro forma effect to such transaction; provided that for purposes of determining the Debt to Adjusted Consolidated Cash Flow Ratio of any entity or Person for purposes of this clause (y) the entity or Person will be substituted for CCIC in the definition of Debt to Adjusted Consolidated Cash Flow Ratio and the defined terms included therein under the caption "--Certain Definitions".

 Transactions with Affiliates

  CCIC will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless:

    (1) such Affiliate Transaction is on terms that are no less favorable to CCIC or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by CCIC or such Restricted Subsidiary with an unrelated Person; and

    (2) CCIC delivers to the trustee:

      (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the board of directors of CCIC set forth in an officers' certificate certifying that the Affiliate Transaction complies with clause (1) above and that the Affiliate Transaction has been approved by a majority of the disinterested members of the board of directors of CCIC; and

      (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the Holders of the Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

  Notwithstanding the foregoing, the following items will not be deemed to be Affiliate Transactions:

    (1) any employment arrangements with any executive officer of CCIC or a Restricted Subsidiary that is entered into by CCIC or any of its Restricted Subsidiaries in the ordinary course of business and consistent with compensation arrangements of similarly situated executive officers at comparable companies engaged in Permitted Businesses;

    (2) transactions between or among CCIC and/or its Restricted
  Subsidiaries;

    (3) payment of directors' fees in an aggregate annual amount not to exceed $25,000 per Person;

    (4) Restricted Payments that are permitted by the provisions of the indentures described above under the caption "--Restricted Payments";

    (5) the issuance or sale of Equity Interests (other than Disqualified Stock) of CCIC; and

    (6) transactions pursuant to the provisions of the governance agreement, the rights agreement, the stockholders' agreement, the CTSH shareholders' agreement, the CTI services agreement, the CTI operating agreement and the Crown transition agreements, as the same are in effect on the date of the indentures.

 Sale and Leaseback Transactions

  CCIC will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that CCIC or any of its Restricted Subsidiaries may enter into a sale and leaseback transaction if:

    (1) CCIC or such Restricted Subsidiary, as applicable, could have:

      (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the Debt to Adjusted Consolidated Cash Flow Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock";

      (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "--Liens";

    (2) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the board of directors) of the property that is the subject of the sale and leaseback transaction; and

    (3) the transfer of assets in the sale and leaseback transaction is permitted by, and CCIC applies the proceeds of such transaction in compliance with, the covenant described above under the caption "-- Repurchase at the Option of Holders--Asset Sales."

Limitation on Issuances and Sales of Capital Stock of Restricted Subsidiaries

  CCIC:

    (1) will not, and will not permit any of its Restricted Subsidiaries to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Restricted Subsidiary of CCIC to any Person (other than CCIC or a Wholly Owned Restricted Subsidiary of CCIC); and

    (2) will not permit any of its Restricted Subsidiaries to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to CCIC or a Wholly Owned Restricted Subsidiary of CCIC, unless, in each such case:

      (a) as a result of such transfer, conveyance, sale, lease or other disposition or issuance such Restricted Subsidiary no longer constitutes a Subsidiary; and

      (b) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition or issuance are applied in accordance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales."

  Notwithstanding the foregoing, the issuance or sale of shares of Capital Stock of any Restricted Subsidiary of CCIC will not violate the provisions of the immediately preceding sentence if such shares are issued or sold in connection with:

        (x) the formation or capitalization of a Restricted Subsidiary, or

        (y) a single transaction or a series of substantially contemporaneous transactions whereby such Restricted Subsidiary becomes a Restricted Subsidiary of CCIC by reason of the acquisition of securities or assets from another Person.

 Limitation on Issuances of Guarantees of Indebtedness

CCIC will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee or pledge any assets to secure the payment of any other Indebtedness of CCIC unless such Subsidiary simultaneously executes and delivers a supplemental indenture to each of the indentures governing the notes providing for the Guarantee of the payment of the notes by such Subsidiary, which Guarantee shall be senior to or pari passu with such Subsidiary's Guarantee of or pledge to secure such other Indebtedness. Notwithstanding the foregoing, any Guarantee by a Subsidiary of the notes shall provide by its terms that it shall be automatically and unconditionally released and discharged upon any sale, exchange or transfer, to any Person other than a Subsidiary of CCIC, of all of CCIC's stock in, or all or substantially all the assets of, such Subsidiary, which sale, exchange or transfer is made in compliance with the applicable provisions of the indentures governing the notes. The form of a Guarantee will be attached as an exhibit to the indentures.

 Business Activities

  CCIC will not, and will not permit any Subsidiary to, engage in any business other than Permitted Businesses, except to the extent as would not be material to CCIC and its Subsidiaries taken as a whole.

 Reports

  Whether or not required by the Securities and Exchange Commission, so long as any notes are outstanding, CCIC will furnish to the Holders of notes:

    (1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if CCIC were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of CCIC and its consolidated Subsidiaries showing in reasonable detail in the footnotes to the financial statements and in "Management's Discussion and Analysis of Financial Condition and Results of Operations," in each case to the extent not prohibited by the SEC's rules and regulations:

      (a) the financial condition and results of operations of CCIC and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of CCIC; and

      (b) the Tower Cash Flow for the most recently completed fiscal quarter and the Adjusted Consolidated Cash Flow for the most recently completed four-quarter period) and, with respect to the annual information only, a report thereon by CCIC's certified independent accountants; and

    (2) all current reports that would be required to be filed with the SEC on Form 8-K if CCIC were required to file such reports, in each case within the time periods specified in the CCIC's rules and regulations.

In addition, whether or not required by the rules and regulations of the SEC, CCIC will file a copy of all such information and reports with the SEC for public availability within the time periods specified in the SEC's rules and regulations, unless the SEC will not accept such a filing, and make such information available to securities analysts and prospective investors upon request.

Events of Default and Remedies

  Each of the following constitutes an Event of Default under the applicable indenture:

    (1) default for 30 days in the payment when due of interest on, or Special Interest with respect to, the notes;

    (2) default in payment when due of the principal of or premium, if any, on the notes;

    (3) failure by CCIC or any of its Subsidiaries to comply with the provisions described under the caption "--Certain Covenants--Merger, Consolidation or Sale of Assets" or failure by CCIC to consummate a Change of Control Offer or Asset Sale Offer in accordance with the provisions of the indentures applicable to the offers;

    (4) failure by CCIC or any of its Subsidiaries for 30 days after notice to comply with any of its other agreements in the indentures or the notes;

    (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by CCIC or any of its Significant Subsidiaries, or the payment of which is guaranteed by CCIC or any of its Significant Subsidiaries, whether such Indebtedness or guarantee now exists, or is created after the date of the indentures, which default:

      (a) is caused by a failure to pay principal of or premium, if any, or interest on the Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of the default (a "Payment Default"); or

      (b) results in the acceleration of the Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more;

    (6) failure by CCIC or any of its Significant Subsidiaries to pay final judgments aggregating in excess of $20.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; or

    (7) certain events of bankruptcy or insolvency described in the indentures with respect to CCIC or any of its Restricted Subsidiaries.

  If any Event of Default occurs and is continuing, the trustee under the applicable indenture or the Holders of at least 25% in principal amount at maturity of the then outstanding notes of the applicable series may declare all the notes of such series to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to CCIC, all outstanding notes will become due and payable without further action or notice. Holders of the notes may not enforce the indentures or the notes except as provided in the indentures. Subject to certain limitations, Holders of a majority in principal amount at maturity of the then outstanding notes may direct the trustee under the applicable indenture in its exercise of any trust or power.

  The Holders of a majority in aggregate principal amount at maturity of either series of the notes then outstanding by notice to the trustee under the applicable indenture may on behalf of the Holders of all of such series of notes waive any existing Default or Event of Default and its consequences under the applicable indenture except a continuing Default or Event of Default in the payment of interest or Special Interest, if any, on, or the principal of, the notes.

  Each of the indentures provide that if a Default occurs and is continuing and is known to the trustee, the trustee must mail to each Holder of the relevant series of notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest or Special Interest, if any, on any note, the trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the Holders of the notes. In addition, CCIC is required to deliver to the trustee, within 90 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. CCIC is also required to deliver to the trustee, promptly after the occurrence thereof, written notice of any event that would constitute a Default, the status thereof and what action CCIC is taking or proposes to take in respect thereof.

No Personal Liability of Directors, Officers, Employees and Stockholders

  No director, officer, employee, incorporator or stockholder of CCIC, as such, shall have any liability for any obligations of CCIC under the notes, the indentures or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

  CCIC may, at its option and at any time, elect to have all of its obligations discharged with respect to either series of the notes outstanding ("Legal Defeasance") except for:

    (1) the rights of Holders of outstanding notes of such series to receive payments in respect of the principal of, premium, if any, and interest and Special Interest, if any, on such notes when such payments are due from the trust referred to below;

    (2) CCIC's obligations with respect to such notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

    (3) the rights, powers, trusts, duties and immunities of the trustee, and CCIC's obligations in connection therewith; and

    (4) the Legal Defeasance provisions of the applicable indenture.

  In addition, CCIC may, at its option and at any time, elect to have the obligations of CCIC released with respect to certain covenants that are described in the indentures ("Covenant Defeasance"), and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events described under "--Events of Default and Remedies", but not including non-payment and bankruptcy, receivership, rehabilitation and insolvency events with respect to CCIC, will no longer constitute an Event of Default with respect to the notes.

  In order to exercise either Legal Defeasance or Covenant Defeasance:

    (1) CCIC must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the applicable series of notes, cash in United States dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and Special Interest, if any, on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and CCIC must specify whether the notes are being defeased to maturity or to a particular redemption date;

    (2) in the case of Legal Defeasance, CCIC shall have delivered to the trustee under the applicable indenture an opinion of counsel in the United States reasonably acceptable to the trustee confirming that:

      (a) CCIC has received from, or there has been published by, the Internal Revenue Service a ruling, or

      (b) since the date of the indentures, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

    (3) in the case of Covenant Defeasance, CCIC shall have delivered to the trustee under the applicable indenture an opinion of counsel in the United States reasonably acceptable to the trustee confirming that the Holders of the outstanding notes of such series will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

    (4) no Default or Event of Default shall have occurred and be continuing either:

      (a) on the date of such deposit, other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit, or

      (b) insofar as Events of Default from bankruptcy or insolvency events with respect to CCIC are concerned, at any time in the period ending on the 91st day after the date of deposit;

    (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument, other than the applicable indenture, to which CCIC or any of its Restricted Subsidiaries is a party or by which CCIC or any of its Restricted Subsidiaries is bound;

    (6) CCIC must have delivered to the trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

    (7) CCIC must deliver to the trustee under the applicable indenture an officers' certificate stating that the deposit was not made by CCIC with the intent of preferring the Holders of such series of notes over the other creditors of CCIC with the intent of defeating, hindering, delaying or defrauding creditors of CCIC or others; and

    (8) CCIC must deliver to the trustee under the applicable indenture an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

  Except as described in the two paragraphs below, the Holders of a majority in principal amount at maturity of the notes outstanding can, with respect to the relevant series of notes:

    (1) consent to any amendment or supplement to the relevant indenture or the related series of notes; and

    (2) waive any existing default under, or the compliance with any provisions of, the relevant indenture or the related series of notes.

  Consents and waivers obtained in connection with a purchase of, or tender offer or exchange offer for, the relevant series of notes shall be included for purposes of the previous sentence.

  Without the consent of each Holder affected, an amendment or waiver with respect to any notes of a particular series held by a non-consenting Holder may not :

    (1) reduce the principal amount of notes of such series whose Holders must consent to an amendment, supplement or waiver;

    (2) reduce the principal of or change the fixed maturity of any note of a particular series or alter the provisions with respect to the redemption, but not any required repurchase in connection with an Asset Sale Offer or Change of Control Offer, of the notes of such series;

    (3) reduce the rate of or change the time for payment of interest on any note of such series;

    (4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest or Special Interest, if any, on the notes of a particular series, excluding a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes of such series and a waiver of the payment default that resulted from such acceleration;

    (5) make any note of a particular series payable in money other than that stated in the notes of such series;

    (6) make any change in the provisions of the applicable indenture relating to waivers of past Defaults or the rights of Holders of notes of such series to receive payments of principal of or premium, if any, or interest or Special Interest, if any, on the notes of such series;

    (7) waive a redemption payment, but not any payment upon a required repurchase in connection with an Asset Sale Offer or Change of Control Offer, with respect to any note of a particular series;

    (8) except as provided under the caption "--Legal Defeasance and Covenant Defeasance" or in accordance with the terms of any Subsidiary Guarantee, release a Subsidiary Guarantor from its obligations under its Subsidiary Guarantee or make any change in a Subsidiary Guarantee that would adversely affect the Holders of the notes of a particular series; or

    (9) make any change in the foregoing amendment and waiver provisions.

  Notwithstanding the foregoing, without the consent of any Holder of notes of a particular series, CCIC and the trustee may amend or supplement the applicable indenture or the notes of such series to:

    (1) cure any ambiguity, defect or inconsistency,

    (2) provide for uncertificated notes in addition to or in place of certificated notes,

    (3) provide for the assumption of CCIC's obligations to Holders of notes of such series in the case of a merger or consolidation,

    (4) make any change that would provide any additional rights or benefits to the Holders of notes of such series or that does not adversely affect the legal rights under the indenture of any such Holder, or

    (5) comply with requirements of SEC in order to effect or maintain the qualification of the indentures under the Trust Indenture Act.

Concerning the Trustee

  The indentures contain certain limitations on the rights of the trustee, should it become a creditor of CCIC, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

  The Holders of a majority in principal amount at maturity of the notes of a particular series then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee under the applicable indenture, subject to certain exceptions. The indentures provide that if an Event of Default occurs and is not cured, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to these provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indentures at the request of any Holder of notes of a particular series, unless that Holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

  Anyone who receives this prospectus may obtain a copy of the indentures and the registration rights agreement without charge by writing to Crown Castle International Corp., 510 Bering Drive, Suite 500, Houston, Texas 77057,
Attention: Secretary.

Book-Entry, Delivery and Form

  The new notes will be represented by one or more notes in registered, global form without interest coupons (collectively, the "Global notes"). The Global notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

  Except as set forth below, the Global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See "--Exchange of Global Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global notes will not be entitled to receive physical delivery of new notes in certificated form. Transfers of beneficial interests in the Global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

Depository Procedures

  The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to changes by DTC from time to time. CCIC takes no responsibility for these operations and procedures and urges investors to contact DTC or its participants directly to discuss these matters.

  DTC has advised CCIC that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers of the old notes (the "Initial Purchasers")), banks, trust companies clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

  DTC has also advised CCIC that, pursuant to procedures established by it:

    (1) upon deposit of the Global notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global notes; and

    (2) ownership of these interests in the Global notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global notes).

Except as described below, owners of an interest in the Global notes will not have new notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or "Holders" thereof under the applicable indenture for any purpose.

  Payments in respect of the principal of, and interest and premium and Special Interest, if any, on a Global note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the indentures. Under the terms of the indentures, CCIC and the trustee will treat the Persons in whose names the notes, including the Global notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither CCIC, the trustee nor any agent of CCIC or the trustee has or will have any responsibility or liability for:

    (1) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect
  Participant's records relating to the beneficial ownership interests in the Global notes; or

    (2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

  DTC has advised CCIC that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or CCIC. Neither CCIC nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and CCIC and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

  Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

  DTC has advised CCIC that it will take any action permitted to be taken by a Holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global notes for legended notes in certificated form, and to distribute such notes to its Participants.

  Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global notes among participants in DTC, it is under no obligation to perform or to continue to perform such procedures and may discontinue such procedures at any time. Neither CCIC nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of its obligations under the rules and procedures governing its operations.

Exchange of Global Notes for Certificated Notes

  A Global note is exchangeable for definitive new notes in registered certificated form ("Certificated notes") if:

    (1) DTC (a) notifies CCIC that it is unwilling or unable to continue as depositary for the Global notes and CCIC then fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Securities Exchange Act of 1934;

    (2) CCIC, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated notes; or

    (3) there shall have occurred and be continuing a Default or Event of Default with respect to the notes.

  In addition, beneficial interests in a Global note may be exchanged for Certificated notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indentures. In all cases, Certificated notes delivered in exchange for any Global note or beneficial interests in Global notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

  New notes in certificated form may not be exchanged for beneficial interests in any Global note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indentures) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such new notes.

Same Day Settlement and Payment

  CCIC will make payments in respect of the notes represented by the Global notes (including principal, premium, if any, interest and Special Interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global note Holder. CCIC will make all payments of principal, interest and premium and Special Interest, if any, with respect to Certificated notes by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. The notes represented by the Global notes are expected to trade in DTC's Same-day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. CCIC expects that secondary trading in any Certificated notes will also be settled in immediately available funds.

Registration Rights and Liquidated Damages

  Holders of the new notes are not entitled to any registration rights with respect to the new notes. We and the Initial Purchasers entered into the registration rights agreement for the benefit of the Holders of transfer restricted securities on the closing date of the initial purchase of the old notes by the Initial Purchasers. Pursuant to the registration rights agreement, we agreed to file with the SEC the exchange offer registration statement on the appropriate form under the Securities Act of 1933 with respect to the new notes. The registration statement of which this prospectus is a part constitutes the exchange offer registration statement. The registration rights agreement provides that if:

    (1) we are not required to file the exchange offer registration statement or permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy, or

    (2) any Holder of transfer restricted securities notifies us prior to the 20th day following consummation of the exchange offer that:

      (a) it is prohibited by law or SEC policy from participating in the exchange offer;

      (b) that it may not resell the new notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales, or

      (c) that it is a broker-dealer and owns notes acquired directly from us or our affiliate,

we will file with the SEC a shelf registration statement to cover resales of the old notes by the Holders thereof, subject to such Holders satisfying certain conditions relating to the provision of information in connection with the shelf registration statement. We have agreed that we will use all commercially reasonable efforts to cause any such shelf registration statement to be declared effective as promptly as possible by the SEC.

  For purposes of the foregoing, "transfer restricted securities" means each old note until:

    (1) the date on which such old note has been exchanged by a person other than a broker-dealer for a new note in the exchange offer;

    (2) following the exchange by a broker-dealer in the exchange offer of an old note for a new note, the date on which such new note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the exchange offer registration statement;

    (3) the date on which such old note has been effectively registered under the Securities Act of 1933 and disposed of in accordance with the shelf registration statement; or

    (4) the date on which such old note is distributed to the public pursuant to Rule 144 under the Securities Act of 1933.

  The registration rights agreement provides that:

    (1) we will file an exchange offer registration Statement with the SEC on or prior to 60 days after the closing date,

    (2) we will use all commercially reasonable efforts to have the exchange offer registration statement declared effective by the SEC on or prior to 150 days after the closing date,

    (3) unless the exchange offer would not be permitted by applicable law or SEC policy, we will commence the exchange offer and use our best efforts to issue on or prior to 30 business days after the date on which the exchange offer registration statement was declared effective by the SEC, new notes in exchange for all old notes tendered prior thereto in the exchange offer, and

    (4) if obligated to file the shelf registration statement, we will use our best efforts to file the shelf registration statement with the SEC on or prior to 45 days after such filing obligation arises and to cause the shelf registration to be declared effective by the SEC on or prior to 90 days after such obligation arises.

    If:

    (a) we fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing,

    (b) any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness,

    (c) we fail to consummate the exchange offer within 30 business days of the effectiveness target date with respect to the exchange offer registration statement, or

    (d) the shelf registration statement or the exchange offer registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of transfer restricted securities during the periods specified in the registration rights agreement (each such event referred to in clauses (a) through (d) above a "Registration Default"), then we will pay liquidated damages ("Liquidated Damages") to each Holder of notes, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to $.05 per week per $1,000 of the principal amount or accreted value, as the case may be, of the notes held by each Holder held by such Holder. The amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount or accreted value, as the case may be, of the notes held by each Holder with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages for all Registration Defaults of $.50 per week per $1,000 principal amount or accreted value, as the case may be, of notes held by a Holder. We will pay all accrued Liquidated Damages on each interest payment date to the Holders of record on the immediately preceding record date by wire transfer of immediately available funds, in the case of the Holder of Global notes, and to Holders of Certificated notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

Certain Definitions

  Set forth below are certain defined terms used in the indentures. Reference is made to the indentures for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

  "Accreted Value" means, as of any date of determination the sum of:

    (1) the initial Accreted Value (which is $578.89 per $1,000 in principal amount at maturity of notes); and

    (2) the portion of the excess of the principal amount at maturity of each note over such initial Accreted Value which shall have been amortized through such date, such amount to be so amortized on a daily basis and compounded semiannually on each February 1 and August 1 at the rate of 11 1/4% per annum from the date of original issuance of the notes through the date of determination computed on the basis of a 360-day year of twelve 30-day months.

  The Accreted Value of any note on or after the Full Accretion Date shall be equal to 100% of its stated principal amount.

  "Acquired Debt" means, with respect to any specified Person:

    (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person; and

    (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

"Adjusted Consolidated Cash Flow" means, as of any date of determination, the sum of:

    (1) the Consolidated Cash Flow of CCIC for the four most recent full fiscal quarters ending immediately prior to such date for which internal financial statements are available, less CCIC's Tower Cash Flow for such four-quarter period; plus

    (2) the product of four times CCIC's Tower Cash Flow for the most recent fiscal quarter for which internal financial statements are available.

For purposes of making the computation referred to above:

    (1) acquisitions that have been made by CCIC or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the reference period or subsequent to such reference period and on or prior to the calculation date shall be deemed to have occurred on the first day of the reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (2) of the proviso set forth in the definition of Consolidated Net Income;

    (2 ) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the calculation date, shall be excluded; and

    (3) the corporate development expense of CCIC and its Restricted Subsidiaries calculated in a manner consistent with the audited financial statements of CCIC included or incorporated by reference in this prospectus shall be added to Consolidated Cash Flow to the extent it was included in computing Consolidated Net Income.

"Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

"Asset Sale" means:

    (1) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback); provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of CCIC and its Subsidiaries taken as a whole will be governed by the provisions of the indentures described above under the caption "--Repurchase at the Option of Holders--Change of Control" and/or the provisions described above under the caption "-- Repurchase at the Option of Holders--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

    (2) the issue or sale by CCIC or any of its Restricted Subsidiaries of Equity Interests of any of CCIC's Subsidiaries (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than CCIC or a Restricted Subsidiary), in the case of either clause (1) or (2), whether in a single transaction or a series of related transactions:

      (a) that have a fair market value in excess of $1.0 million; or

      (b) for net proceeds in excess of $1.0 million.

Notwithstanding the foregoing, the following items shall not be deemed to be Asset Sales:

    (1) a transfer of assets by CCIC to a Restricted Subsidiary or by a Restricted Subsidiary to CCIC or to another Restricted Subsidiary;

    (2) an issuance of Equity Interests by a Subsidiary to CCIC or to another Restricted Subsidiary;

    (3) a transfer or issuance of Equity Interests of an Unrestricted Subsidiary to an Unrestricted Subsidiary; provided, however, that such transfer or issuance does not result in a decrease in the percentage of ownership of the voting securities of such transferee Unrestricted Subsidiary that are collectively held by CCIC and its Subsidiaries.

    (4) a Restricted Payment that is permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments";

    (5) grants of leases or licenses in the ordinary course of business; and

    (6) disposals of Cash Equivalents.

  "Asset Sale Offer" has the meaning set forth above under the caption "Repurchase at the Option of Holders--Asset Sales."

  "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

  "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

  "Capital Stock" means:

    (1) in the case of a corporation, corporate stock;

    (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

    (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

    (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

  "Cash Equivalents" means:

    (1) United States dollars;

    (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition;

    (3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any lender party to the Senior Credit Facility or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thompson Bank Watch Rating of "B" or better;

    (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

    (5) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Ratings Group and in each case maturing within six months after the date of acquisition; and

    (6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1)-(5) of this definition.

  "Change of Control" means the occurrence of any of the following:

    (1) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of CCIC and its Restricted Subsidiaries, taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Securities Exchange Act 1934) other than a Principal or a Related Party of a Principal;

    (2) the adoption of a plan relating to the liquidation or dissolution of CCIC;

    (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principals and their Related Parties, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act 1934, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 50% of the Voting Stock of CCIC (measured by voting power rather than number of shares); provided that transfers of Equity Interests in CCIC between or among the beneficial owners of CCIC's Equity Interests and/or Equity Interests in CTSH, in each case as of the date of the Indenture, will not be deemed to cause a Change of Control under this clause (3) so long as no single Person together with its Affiliates acquires a beneficial interest in more of the Voting Stock of CCIC than is at the time collectively beneficially owned by the Principals and their Related Parties;

    (4) the first day on which a majority of the members of the board of directors of CCIC are not Continuing Directors; or

    (5) CCIC consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, CCIC, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of CCIC is converted into or exchanged for cash, securities or other property, other than any such transaction where:

      (a) the Voting Stock of CCIC outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance); or

      (b) the Principals and their Related Parties own a majority of such outstanding shares after such transaction.

  "Change of Control Offer" has the meaning set forth above under the caption "Repurchase at the Option of Holders--Change of Control."

  "Change of Control Payment" has the meaning set forth above under the caption "Repurchase at the Option of Holders--Change of Control."

  "Change of Control Payment Date" has the meaning set forth above under the caption "Repurchase at the Option of Holders--Change of Control."

  "Completed Tower" means any wireless transmission tower owned or managed by CCIC or any of its Restricted Subsidiaries that, as of any date of determination:

    (1) has at least one wireless communications or broadcast tenant that has executed a definitive lease with CCIC or any of its Restricted
  Subsidiaries, which lease is producing revenue with respect to the tower as of the date of determination; and

    (2) has capacity for at least two tenants in addition to the tenant referred to in clause (1) of this definition.

  "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period; plus

    (1) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income; plus

    (2) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letters of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

    (3) depreciation, amortization (including amortization of goodwill and other intangibles and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

    (4) non-cash items increasing such Consolidated Net Income for such period (excluding any items that were accrued in the ordinary course of business),

in each case on a consolidated basis and determined in accordance with GAAP.

  "Consolidated Indebtedness" means, with respect to any Person as of any date of determination, the sum, without duplication, of:

    (1) the total amount of Indebtedness of such Person and its Restricted Subsidiaries; plus

    (2) the total amount of Indebtedness of any other Person, to the extent that such Indebtedness has been Guaranteed by the referent Person or one or more of its Restricted Subsidiaries; plus

    (3) the aggregate liquidation value of all Disqualified Stock of such Person and all preferred stock of Restricted Subsidiaries of such Person, in each case, determined on a consolidated basis in accordance with GAAP.

  "Consolidated Interest Expense" means, with respect to any Person for any period:

    (1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period determined in accordance with GAAP, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments, if any, pursuant to Hedging Obligations); plus

  (2) all preferred stock dividends paid or accrued in respect of CCIC's and its Restricted Subsidiaries' preferred stock to Persons other than CCIC or a Wholly Owned Restricted Subsidiary of CCIC other than preferred stock dividends paid by CCIC in shares of preferred stock that is not Disqualified Stock.

  "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

  (1) the Net Income (but not loss) of any Person other than CCIC that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary thereof;

  (2) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;

  (3) the cumulative effect of a change in accounting principles shall be excluded; and

  (4) the Net Income (but not loss) of any Unrestricted Subsidiary shall be excluded whether or not distributed to CCIC or one of its Restricted Subsidiaries.

  "Consolidated Tangible Assets" means, with respect to CCIC, the total consolidated assets of CCIC and its Restricted Subsidiaries, less the total intangible assets of CCIC and its Restricted Subsidiaries, as shown on the most recent internal consolidated balance sheet of CCIC and such Restricted Subsidiaries calculated on a consolidated basis in accordance with GAAP.

  "Continuing Directors" means, as of any date of determination, any member of the board of directors of CCIC who:

    (1) was a member of such board of directors on the date of the indentures;

    (2) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election; or

    (3) is a designee of a Principal or was nominated by a Principal.

  "Covenant Defeasance" has the meaning set forth above under the caption "Legal Defeasance and Covenant Defeasance."

  "Credit Facilities" means one or more debt facilities (including, without limitation, the Senior Credit Facility) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

  "Debt to Adjusted Consolidated Cash Flow Ratio" means, as of any date of determination, the ratio of:

    (1) the Consolidated Indebtedness of CCIC as of such date to

    (2) the Adjusted Consolidated Cash Flow of CCIC as of such date.

  "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

  "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in each case, at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature; provided, however, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require CCIC to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that CCIC may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "-- Certain Covenants--Restricted Payments."

  "Eligible Indebtedness" means any Indebtedness other than:

    (1) Indebtedness in the form of, or represented by, bonds or other securities or any guarantee thereof; and

    (2) Indebtedness that is, or may be, quoted, listed or purchased and sold on any stock exchange, automated trading system or over-the-counter or other securities market (including, without prejudice to the generality of the foregoing, the market for securities eligible for resale pursuant to Rule 144A under the Securities Act of 1933).

  "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

  "Excess Proceeds" has the meaning set forth above under the caption "Repurchase at the Option of Holders--Asset Sales."

  "Existing Indebtedness" means Indebtedness of CCIC and its Subsidiaries (other than Indebtedness under the Senior Credit Facility) in existence on the date of the indentures, until such amounts are repaid.

  "Full Accretion Date" means August 1, 2004.

  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the indenture.

  "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

  "Hedging Obligations" means, with respect to any Person, the obligations of such Person under:

    (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

    (2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.

  "Holder" means a Person in whose name a note is registered.

  "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of such Person whether or not such Indebtedness is assumed by such Person (the amount of such Indebtedness as of any date being deemed to be the lesser of the value of such property or assets as of such date or the principal amount of such Indebtedness of such other Person so secured) and, to the extent not otherwise included, the Guarantee by such Person of any Indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date shall be:

    (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

    (2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

  "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If CCIC or any Restricted Subsidiary of CCIC sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of CCIC or a Restricted Subsidiary of CCIC issues any of its Equity Interests such that, in each case, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of CCIC, CCIC shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Certain Covenants--Restricted Payments."

  "Legal Defeasance" has the meaning set forth above under the caption "Legal Defeasance and Covenant Defeasance."

  "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

  "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

    (1) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with:

      (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions); or

      (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

    (2) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

  "Net Proceeds" means the aggregate cash proceeds received by CCIC or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of:

    (1) the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof;

    (2) taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements);

    (3) amounts required to be applied to the repayment of Indebtedness (other than Indebtedness under a Credit Facility) secured by a Lien on the asset or assets that were the subject of such Asset Sale;

    (4) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Sale;

    (5) the deduction of appropriate amounts provided by the seller as a reserve in accordance with GAAP against any liabilities associated with the assets disposed of in such Asset Sale and retained by CCIC or any Restricted Subsidiary after such Asset Sale; and

    (6) without duplication, any reserves that CCIC's board of directors determines in good faith should be made in respect of the sale price of such asset or assets for post closing adjustments;

provided that in the case of any reversal of any reserve referred to in clause
(5) or (6) above, the amount so reversed shall be deemed to be Net Proceeds from an Asset Sale as of the date of such reversal.

  "Non-Recourse Debt" means Indebtedness:

    (1) as to which neither CCIC nor any of its Restricted Subsidiaries:

      (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness);

      (b) is directly or indirectly liable (as a guarantor or otherwise);
    or

      (c) constitutes the lender;

    (2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of CCIC or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

    (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of CCIC or any of its Restricted Subsidiaries (except that this clause (3) will not apply to any Indebtedness incurred by CTSH and its Subsidiaries prior to the date CTSH became a Subsidiary).

  "Payment Default" has the meaning set forth above under the caption "Events of Default and Remedies."

  "Permitted Business" means any business conducted by CCIC, its Restricted Subsidiaries or CTSH and its Subsidiaries on the date of the indenture and any other business related, ancillary or complementary to any such business.

  "Permitted Investments" means:

    (1) any Investment in CCIC or in a Restricted Subsidiary of CCIC;

    (2) any Investment in Cash Equivalents;

    (3) any Investment by CCIC or any Restricted Subsidiary of CCIC in a Person, if as a result of such Investment:

      (a) such Person becomes a Restricted Subsidiary of CCIC; or

      (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, CCIC or a Restricted Subsidiary of CCIC;

    (4) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "-- Repurchase at the Option of Holders--Asset Sales";

    (5) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of CCIC;

    (6) receivables created in the ordinary course of business;

    (7) loans or advances to employees made in the ordinary course of business not to exceed $2.0 million at any one time outstanding;

    (8) securities and other assets received in settlement of trade debts or other claims arising in the ordinary course of business;

    (9) purchases of additional Equity Interests in CTSH for cash pursuant to the governance agreement as the same is in effect on the date of the Senior Discount Note Indenture for aggregate cash consideration not to exceed $20.0 million since the beginning of the quarter during which the Senior Discount Note Indenture is executed;

    (10) the Investment of up to an aggregate of $100.0 million (each such Investment being measured as of the date made and without giving effect to subsequent changes in value); and

    (11) other Investments in Permitted Businesses not to exceed an amount equal to $10.0 million plus 10% of CCIC's Consolidated Tangible Assets at any one time outstanding (each such Investment being measured as of the date made and without giving effect to subsequent changes in value).

  "Permitted Liens" means:

    (1) Liens securing Eligible Indebtedness of CCIC under one or more Credit Facilities that was permitted by the terms of the indentures to be incurred;

    (2) Liens securing any Indebtedness of any of CCIC's Restricted Subsidiaries that was permitted by the terms of the indentures to be incurred;

    (3) Liens in favor of CCIC;

    (4) Liens existing on the date of the indentures;

    (5) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

    (6) Liens securing Indebtedness permitted to be incurred under clause (5) of the second paragraph of the covenant described above under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

    (7) Liens incurred in the ordinary course of business of CCIC or any Restricted Subsidiary of CCIC with respect to obligations that do not exceed $5.0 million at any one time outstanding and that:

      (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business); and

      (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by CCIC or such Restricted Subsidiary.

  "Permitted Refinancing Indebtedness" means any Indebtedness of CCIC or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of CCIC or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

    (1) the principal amount (or initial accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of expenses and prepayment premiums incurred in connection therewith);

    (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

    (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

    (4) such Indebtedness is incurred either by CCIC or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

  "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or agency or political subdivision thereof

(including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

  "Principals" means Berkshire Fund III, Limited Partnership; Berkshire Fund IV, Limited Partnership; Berkshire Investors LLC; Berkshire Partners LLC; Centenial Fund IV, L.P.; Centenial Fund V, L.P.; Centenial Entrepreneurs Fund V, L.P.; Nassau Capital Partners II, L.P.; NAS Partners I, L.L.C., and TdF and any Related Party of the foregoing.

  "Public Equity Offering" means an underwritten primary public offering of common stock of CCIC pursuant to an effective registration statement under the Securities Act of 1933.

  "Related Party" with respect to any Principal means:

    (1) any controlling stockholder, 80% (or more) owned Subsidiary of such Principal; or

    (2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, members, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (1).

  "Restricted Investment" means an Investment other than a Permitted
Investment.

  "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

  "Senior Credit Facility" means that certain Amended and Restated Loan Agreement, dated as of July 10, 1998, by and among Key Corporate Capital Inc. and PNC Bank, National Association, as arrangers and agents for the financial institutions listed therein, and Crown Communication Inc. and Crown Castle International Corp. de Puerto Rico, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

  "Senior Discount Note Indenture" means that certain indenture, dated as of May 15, 1999, between CCIC and the United States Trust Company of New York, as trustee, governing CCIC's 10 3/8% Senior Discount Notes due 2011.

  "Significant Subsidiary" means, with respect to any Person, any Restricted Subsidiary of such Person that would be a "significant subsidiary" of such Person as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof, except that all references to "10 percent" in Rule 1-02(w)(1), (2) and (3) shall mean "5 percent" and that all Unrestricted Subsidiaries of CCIC shall be excluded from all calculations under Rule 1-02(w).

  "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

  "Strategic Equity Investment" means a cash contribution to the common equity capital of CCIC or a purchase from CCIC of common Equity Interests (other than Disqualified Stock), in either case by or from a Strategic Equity Investor and for aggregate cash consideration of at least $50.0 million.

  "Strategic Equity Investor" means a Person engaged in a Permitted Business whose Total Equity Market Capitalization exceeds $1.0 billion.

  "Subsidiary" means, with respect to any Person:

    (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

    (2) any partnership:

      (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person; or

      (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

  "Total Equity Market Capitalization" of any Person means, as of any day of determination, the sum of:

    (1) the product of:

      (a) the aggregate number of outstanding primary shares of common stock of such Person on such day (which shall not include any options or warrants on, or securities convertible or exchangeable into, shares of common stock of such person); multiplied by

      (b) the average closing price of such common stock listed on a national securities exchange or the Nasdaq National Market System over the 20 consecutive business days immediately preceding such day; plus

    (2) the liquidation value of any outstanding shares of preferred stock of such Person on such day.

  "Tower Asset Exchange" means any transaction in which CCIC or one of its Restricted Subsidiaries exchanges assets for Tower Assets and/or cash or Cash Equivalents where the fair market value (evidenced by a resolution of the board of directors set forth in an officers' certificate delivered to the trustee) of the Tower Assets and cash or Cash Equivalents received by CCIC and its Restricted Subsidiaries in such exchange is at least equal to the fair market value of the assets disposed of in such exchange.

  "Tower Assets" means wireless transmission towers and related assets that are located on the site of a transmission tower.

  "Tower Cash Flow" means, for any period, the Consolidated Cash Flow of CCIC and its Restricted Subsidiaries for such period that is directly attributable to site rental revenue or license fees paid to lease or sublease space on communication sites owned or leased by CCIC, all determined on a consolidated basis and in accordance with GAAP. Tower Cash Flow will not include revenue or expenses attributable to non-site rental services provided by CCIC or any of its Restricted Subsidiaries to lessees of communication sites or revenues derived from the sale of assets.

  "Unrestricted Subsidiary" means any Subsidiary of CCIC that is designated by the board of directors as an Unrestricted Subsidiary pursuant to a board resolution; but only to the extent that such Subsidiary:

    (1) has no Indebtedness other than Non-Recourse Debt;

    (2) is not party to any agreement, contract, arrangement or understanding with CCIC or any Restricted Subsidiary of CCIC unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to CCIC or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of CCIC;

    (3) is a Person with respect to which neither CCIC nor any of its Restricted Subsidiaries has any direct or indirect obligation:

      (a) to subscribe for additional Equity Interests; or

      (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results;

    (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of CCIC or any of its Restricted Subsidiaries; and

    (5) has at least one director on its board of directors that is not a director or executive officer of CCIC or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of CCIC or any of its Restricted Subsidiaries.

  Any such designation by the board of directors shall be evidenced to the trustee by filing with the trustee a certified copy of the board resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of that Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of CCIC as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described above under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," CCIC shall be in default of such covenant). The board of directors of CCIC may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that the designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of CCIC of any outstanding Indebtedness of such Unrestricted Subsidiary and the designation shall only be permitted if:

    (1) such Indebtedness is permitted under the covenant described above under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and

    (2) no Default would occur or be in existence following such designation.

  "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

  "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

    (1) the sum of the products obtained by multiplying:

      (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof; by

      (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

    (2) the then outstanding principal amount of such Indebtedness.

  "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

  The following discussion is a summary of certain U.S. Federal income tax consequences of the exchange offer to holders of old notes, but is not a complete analysis of all potential tax effects. The summary below is based upon the Internal Revenue Code of 1986, as amended (the "Code"), regulations of the Treasury Department, administrative rulings and pronouncements of the Internal Revenue Service and judicial decisions, all of which are subject to change, possibly with retroactive effect. This summary does not address all the U.S. Federal income tax consequences that may be applicable to particular holders, including dealers in securities, financial institutions, insurance companies and tax-exempt organizations. In addition, this summary does not consider the effect of any foreign, state, local, gift, estate or other tax laws that may be applicable to a particular holder. This summary applies only to a holder that acquired old notes at original issue for cash and holds such old notes as a capital asset within the meaning of Section 1221 of the Code. Holders of old notes considering the exchange offer should consult their own tax advisors concerning the U.S. federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

  An exchange of old notes for new notes pursuant to the exchange offer will not be treated as a taxable exchange or other taxable event for U.S. Federal income tax purposes. Accordingly, there will be no U.S. Federal income tax consequences to holders who exchange their old notes for new notes in connection with the exchange offer and any such holder will have the same adjusted tax basis and holding period in the new notes as it had in the old notes immediately before the exchange.

  The foregoing discussion of certain U.S. Federal income tax considerations does not consider the facts and circumstances of any particular holder's situation or status. Accordingly, each holder of old notes should consult its own tax advisor regarding the tax consequences of the exchange offer to it, including those under state, foreign and other tax laws.

                              PLAN OF DISTRIBUTION

  Each broker-dealer that receives new notes for its own account in connection with the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days after the expiration date, we will make available a prospectus, as amended or supplemented, meeting the requirements of the Securities Act of 1933 to any broker-dealer for use in connection with any such resale. In addition, until
       (90 days after the date of this prospectus), all dealers effecting transactions in the new notes may be required to deliver a prospectus.

  We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, and any profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act of 1933. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933.

                                 LEGAL MATTERS

  Certain legal matters will be passed upon for us by Cravath, Swaine & Moore, New York, New York.

                                    EXPERTS

  The consolidated financial statements of CCIC at December 31, 1997 and 1998, and for each of the years in the three-year period ended December 31, 1998, the financial statements of the Home Service Transmission business of the BBC at March 31, 1996 and for the year ended March 31, 1996 and the period from April 1, 1996 to February 27, 1997, the consolidated financial statements of CTSH at March 31, 1997 and December 31, 1997 and for the period from February 28, 1997 to March 31, 1997 and the period from April 1, 1997 to December 31, 1997, the financial statements of the Bell Atlantic Mobile Tower Operations at December 31, 1998 and for each of the years in the two-year period ended December 31, 1998 and the financial statements of the Powertel Tower Operations at December 31, 1998 and for the year ended December 31, 1998, have been incorporated by reference in this prospectus in reliance upon the report of KPMG LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

                         CERTAIN CURRENCY TRANSLATIONS

  CTSH publishes its consolidated financial statements in pounds sterling. For the convenience of the reader, this prospectus contains translations of certain pound sterling amounts into U.S. dollars at specified rates, or, if not so specified, at the noon buying rate in New York City for cable transfers in pounds sterling as certified for customs purposes by the Federal Reserve Bank of New York on June 30, 1999, of (Pounds)1.00 = $1.5765. No representation is made that the pound sterling amounts have been, could have been or could be converted into U.S. dollars at the rates indicated or any other rates. On September 20, 1999, the noon buying rate was (Pounds)1.00 = $1.6200.

                   $125,000,000 9 1/2% Senior Notes Due 2011

               $260,000,000 11 1/4 Senior Discount Notes Due 2011

                                       CROWN
                                [LOGO] CASTLE
                                       INTERNATIONAL

                        CROWN CASTLE INTERNATIONAL CORP.

                               Offer to Exchange
                all Outstanding 9 1/2% Senior Notes Due 2011 for
 9 1/2% Senior Notes Due 2011, which have been Registered under the Securities
                                  Act of 1933
                                      and
            all Outstanding 11 1/4% Senior Discount Notes Due 2011,
     for 11 1/4% Senior Discount Notes Due 2011, which have been Registered under the Securities Act of 1933

                               ----------------
                                   Prospectus
                                       , 1999
                               ----------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers

  Section 145 of the General Corporation Law of the State of Delaware ("DGCL") provides that a corporation has the power to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) against the expenses (including attorney's fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by them in connection with the defense of any action by reason of being or having been directors or officers, if such person shall have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such person had no reasonable cause to believe his conduct was unlawful, except that, if such action shall be in the right of the corporation, no such indemnification shall be provided as to any claim, issue or matter as to which such person shall have been judged to have been liable to the corporation unless and to the extent that the Court of Chancery of the State of Delaware (the "Court of Chancery"), or any court in such suit or action was brought, shall determine upon application that, in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses as such court shall deem proper.

  Accordingly, the Restated Certificate of Incorporation of the Company provide that the Company shall, to the maximum extent permitted under the DGCL indemnify each person who is or was a director or officer of the Company. The Company may, by action of the Board of Directors, indemnify other employees and agents of the Corporation, directors, officers, employees or agents of a subsidiary, and each person serving as a director, officer, partner, member, employee or agent or another corporation, partnership, limited liability company, joint venture, trust or other enterprise, at the request of the Company, with the same scope and effect as the indemnification of directors and officers of the Company. Notwithstanding the foregoing, the Company shall be required to indemnify any person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors or is a proceeding to enforce such person's claim to indemnification pursuant to the rights granted by the Restated Certificate of Incorporation or otherwise by the Company. The Company may also enter into one or more agreements with any person which provide for indemnification greater or different than that provided in the Restated Certificate of Incorporation.

  Furthermore, a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to the Company or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit.

  The Company's By-laws provide that each person who was or is made a party or is threatened to be made a party to or is involved in any manner in any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative ("Proceeding"), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director or officer of the Company or, while a director or officer of the Company, a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall be indemnified and held harmless by the Company to the fullest extent permitted by the DGCL. Such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that the

Company shall indemnify any such person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Board of Directors or is a Proceeding to enforce such person's claim to indemnification pursuant to the rights granted by the Company's By-laws. The Company shall pay the expenses incurred by any person described in the first two sentences of this paragraph in defending any such Proceeding in advance of its final disposition upon, to the extent such an undertaking is required by applicable law, receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Company as authorized in the Company's By-laws or otherwise.

  The Company's By-laws further provide that the indemnification and the advancement of expenses incurred in defending a Proceeding prior to its final disposition provided by, or granted pursuant to, the Company's By-laws shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Restated Certificate of Incorporation, other provision of the Company's By-laws or otherwise. The Company may also maintain insurance, at its expense, to protect itself and any person who is or was a director, officer, partner, member, employee or agent of the Company or a subsidiary or of another corporation, partnership, limited liability company, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL.

  The Company's By-laws further provide that the Company may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and rights to be paid by the Company the expenses incurred in defending any Proceeding in advance of its final disposition, to any person who is or was an employee or agent (other than a director or officer) of the Company or a subsidiary thereof and to any person who is or was serving at the request of the Company or a subsidiary thereof as a director, officer, partner, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Company or a subsidiary thereof, to the fullest extent of the provisions of the Company's By-laws with respect to the indemnification and advancement of expenses of directors and officers of the Company.

Item 21. Exhibits and Financial Statement Schedules

  (a) Exhibits

 Exhibit
   No.                           Description of Exhibit
 -------                         ----------------------
  ||2.1  Formation Agreement, dated December 8, 1998, relating to the formation of Crown Atlantic Company LLC, Crown Atlantic Holding Sub LLC, and
         Crown Atlantic Holding Company LLC

   v2.2  Letter of Agreement, dated March 5, 1999, between Crown Castle
         International Corp. and BellSouth Mobility Inc. (including the Form of
         Sublease)

  @@2.3  Framework Agreement, dated March 5, 1999, between One2One and Castle
         Transmission International Ltd.

   @2.4  Amendment Number 1 to Formation Agreement, dated March 31, 1999, among
         Crown Castle International Corp., Cellco Partnership, doing business as Bell Atlantic Mobile, certain Transferring Partnerships and CCA
         Investment Corp.

   @2.5  Crown Atlantic Company LLC Operating Agreement entered into as of
         March 31, 1999 by and between Cellco Partnership, doing business as Bell Atlantic Mobile, and Crown Atlantic Holding Sub LLC

 Exhibit
   No.                           Description of Exhibit
 -------                         ----------------------
  ##2.6  Letter of Agreement, dated July 1, 1999, among Crown Castle South,
         Inc., BellSouth Personal Communications, Inc. and BellSouth Carolinas
         PCS, L.P.

   #4.1  Indenture, dated as of August 3, 1999, between Crown Castle
         International Corp. and United States Trust Company of New York, as
         Trustee, relating to the 9 1/2% Senior Notes Due 2011 (including exhibits)

   #4.2  Indenture, dated as of August 3, 1999, between Crown Castle
         International Corp. and United States Trust Company of New York, as
         Trustee, relating to the 11 1/4% Senior Discount Notes Due 2011
         (including exhibits)

    4.3  Registration Rights Agreement, dated August 3, 1999, between Crown
         Castle International Corp. and the Purchasers referred to therein

   +4.4  Indenture, dated as of November 25, 1997, between Crown Castle
         International Corp. and United States Trust Company of New York, as
         Trustee, relating to the 10 5/8% Senior Discount Notes Due 2007
         (including exhibits)
   +4.5 Trust Deed related to (Pounds)125,000,000 9% Guaranteed Bonds Due 2007 among Castle Transmission (Finance) PLC, as Issuer, Castle
         Transmission International Ltd. and Castle Transmission Services
         (Holdings) Ltd., as Guarantors, and The Law Debenture Trust
         Corporation p.l.c., as Trustee, dated May 21, 1997

   +4.6  First Supplemental Trust Deed related to (Pounds)125,000,000 9%
         Guaranteed Bonds Due 2007 among Castle Transmission (Finance) PLC, as
         Issuer, Castle Transmission International Ltd. and Castle Transmission
         Services (Holdings) Ltd., as Guarantors, and The Law Debenture Trust
         Corporation p.l.c., as Trustee, dated October 17, 1997

   +4.7  Amended and Restated Stockholders Agreement among Castle Tower Holding
         Corp., Edward C. Hutcheson, Jr., Ted B. Miller, Jr., Robert A. Crown and Barbara Crown and the persons listed on Schedule I thereto, dated
         August 15, 1997

  @@4.8  Restated Certificate of Incorporation of Crown Castle International
         Corp., dated August 21, 1998
  @@4.9 Amended and Restated By-laws of Crown Castle International Corp., dated August 21, 1998.

  @@4.10 Certificate of Designations, Preferences and Relative, Participating,
         Optional and other Special Rights of Preferred Stock and
         Qualifications, Limitations and Restrictions thereof of 12 3/4% Senior
         Exchangeable Preferred Stock Due 2010 and 12 3/4% Series B Senior
         Exchangeable Preferred Stock Due 2010 of Crown Castle International
         Corp.

  @@4.11 Indenture, dated as of December 21, 1998, between Crown Castle
         International Corp. and the United States Trust Company of New York, as Trustee, relating to the 12 3/4% Senior Subordinated Exchange
         Debentures Due 2010 (including exhibits)

    4.12 Indenture, dated as of May 17, 1999, between Crown Castle
         International Corp. and United States Trust Company of New York, as
         Trustee, relating to the 9% Senior Notes Due 2011 (including exhibits)

    4.13 Indenture, dated as of May 17, 1999, between Crown Castle
         International Corp. and United States Trust Company of New York, as
         Trustee, relating to the 10 3/8% Senior Discount Notes Due 2011
         (including exhibits)

    **5  Opinion of Cravath, Swaine & Moore

   23.1  Consent of KPMG LLP

 **23.2  Consent of Cravath, Swaine & Moore (included in Exhibit 5)


 Exhibit
   No.                           Description of Exhibit
 -------                         ----------------------
   24    Powers of Attorney (included on signature page hereto)
   25.1  Statement of Eligibility and Qualification under the Trust Indenture
         Act of 1939 of United States Trust Company of New York, as Trustee, on
         Form T-1, relating to the 9 1/2% Senior Notes Due 2011
   25.2  Statement of Eligibility and Qualification under the Trust Indenture
         Act of 1939 of United States Trust Company of New York, as Trustee, on
         Form T-1, relating to the 11 1/4% Senior Discount Notes Due 2011
 **99.1  Form of Letter of Transmittal
 **99.2  Form of Notice of Guaranteed Delivery
 **99.3  Form of Letters to Brokers, Dealers, Commercial Banks, Trust Companies
         and Other Nominees
 **99.4  Form of Letter to Clients
 **99.5  Form of Tax Guidelines

--------
**   To be filed by amendment.
+ Incorporated by reference to the exhibits with the corresponding exhibit numbers in the Registration Statement on Form S-4 previously filed by the Registrant (Registration No. 333-43873).
|| Incorporated by reference to the exhibit previously filed by the Registrant on Form 8-K (Registration No. 0-24737) dated December 9, 1998.
v Incorporated by reference to the exhibit previously filed by the Registrant on Form 8-K (Registration No. 0-24737) dated March 8, 1999.
@ Incorporated by reference to the exhibit previously filed by the Registrant on Form 8-K (Registration No. 0-24737) dated March 31, 1998.
@@ Incorporated by reference to the exhibits with the corresponding exhibit numbers in the Registration Statement on Form S-4 previously filed by the Registrant (Registration No. 333-71715).

# Incorporated by reference to the exhibit previously filed by the Registrant on Form 10-Q (Registration No. 0-24737) for the quarterly period ended June 30, 1999.
## Incorporated by reference to the exhibit previously filed by the Registrant on Form 8-K (Registration No. 0-24737) dated July 12, 1999.

(b) Financial Statement Schedules

  Schedules not listed above have been omitted because they are not applicable or because the required information is contained in the financial statements or notes thereto.

Item 22. Undertakings

  The undersigned Registrant hereby undertakes that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described under Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes (i) to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This undertaking also includes documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

  The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the undersigned undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

  The undersigned Registrant hereby undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 24th day of September, 1999.

                                   Crown Castle International Corp.,

                                          /s/ Charles C. Green, III
                                   by: ________________________________________
                                      Name: Charles C. Green, III
                                      Title:Executive Vice President and
                                            Chief Financial Officer

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Charles C. Green, III and Wesley D. Cunningham, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement or any registration statement for this offering that is to be effective upon the filing pursuant to rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 24th day of September, 1999.

              Signature                                     Title
              ---------                                     -----

        /s/ Ted B. Miller, Jr.         Chief Executive Officer and Chairman of the
______________________________________  Board
          Ted B. Miller, Jr.

          /s/  David L. Ivy            President and Director
______________________________________
             David L. Ivy

      /s/ Charles C. Green, III        Executive Vice President and Chief Financial
______________________________________  Officer (Principal Financial Officer)
        Charles C. Green, III

       /s/ Wesley D. Cunningham        Senior Vice President, Chief Accounting Officer
______________________________________  and Corporate Controller (Principal Accounting
         Wesley D. Cunningham           Officer)

          /s/ Carl Ferenbach           Director
______________________________________
            Carl Ferenbach


              Signature                                     Title
              ---------                                     -----

          /s/ Michel Azibert           Director
______________________________________
            Michel Azibert

         /s/ Bruno Chetaille           Director
______________________________________
           Bruno Chetaille

         /s/ Randall A. Hack           Director
______________________________________
           Randall A. Hack

     /s/ Edward C. Hutcheson, Jr.      Director
______________________________________
       Edward C. Hutcheson, Jr.

        /s/ Robert F. McKenzie         Director
______________________________________
          Robert F. McKenzie

      /s/ William A. Murphy, IV        Director
______________________________________
        William A. Murphy, IV

        /s/ Jeffrey H. Schutz          Director
______________________________________
          Jeffrey H. Schutz

                                 EXHIBIT INDEX

 Exhibit
   No.                           Description of Exhibit
 -------                         ----------------------
 ||2.1   Formation Agreement, dated December 8, 1998, relating to the formation of Crown Atlantic Company LLC, Crown Atlantic Holding Sub LLC, and
         Crown Atlantic Holding Company LLC

  v2.2   Letter of Agreement, dated March 5, 1999, between Crown Castle
         International Corp. and BellSouth Mobility Inc. (including the Form of
         Sublease)

 @@2.3   Framework Agreement, dated March 5, 1999, between One2One and Castle
         Transmission International Ltd.

  @2.4   Amendment Number 1 to Formation Agreement, dated March 31, 1999, among
         Crown Castle International Corp., Cellco Partnership, doing business as Bell Atlantic Mobile, certain Transferring Partnerships and CCA
         Investment Corp.

  @2.5   Crown Atlantic Company LLC Operating Agreement entered into as of
         March 31, 1999 by and between Cellco Partnership, doing business as Bell Atlantic Mobile, and Crown Atlantic Holding Sub LLC
 ##2.6   Letter of Agreement, dated July 1, 1999, among Crown Castle South,
         Inc., BellSouth Personal Communications, Inc. and BellSouth Carolinas
         PCS, L.P.

  #4.1   Indenture, dated as of August 3, 1999, between Crown Castle
         International Corp. and United States Trust Company of New York, as
         Trustee, relating to the 9 1/2% Senior Notes Due 2011 (including exhibits)

  #4.2   Indenture, dated as of August 3, 1999, between Crown Castle
         International Corp. and United States Trust Company of New York, as
         Trustee, relating to the 11 1/4% Senior Discount Notes Due 2011
         (including exhibits)

   4.3   Registration Rights Agreement, dated August 3, 1999, between Crown
         Castle International Corp. and the Purchasers referred to therein

  +4.4   Indenture, dated as of November 25, 1997, between Crown Castle
         International Corp. and United States Trust Company of New York, as
         Trustee, relating to the 10 5/8% Senior Discount Notes Due 2007
         (including exhibits)
  +4.5 Trust Deed related to (Pounds)125,000,000 9% Guaranteed Bonds Due 2007 among Castle Transmission (Finance) PLC, as Issuer, Castle
         Transmission International Ltd. and Castle Transmission Services
         (Holdings) Ltd., as Guarantors, and The Law Debenture Trust
         Corporation p.l.c., as Trustee, dated May 21, 1997

  +4.6   First Supplemental Trust Deed related to (Pounds)125,000,000 9%
         Guaranteed Bonds Due 2007 among Castle Transmission (Finance) PLC, as
         Issuer, Castle Transmission International Ltd. and Castle Transmission
         Services (Holdings) Ltd., as Guarantors, and The Law Debenture Trust
         Corporation p.l.c., as Trustee, dated October 17, 1997

  +4.7   Amended and Restated Stockholders Agreement among Castle Tower Holding
         Corp., Edward C. Hutcheson, Jr., Ted B. Miller, Jr., Robert A. Crown and Barbara Crown and the persons listed on Schedule I thereto, dated
         August 15, 1997

 @@4.8   Restated Certificate of Incorporation of Crown Castle International
         Corp., dated August 21, 1998
 @@4.9 Amended and Restated By-laws of Crown Castle International Corp., dated August 21, 1998.

 @@4.10  Certificate of Designations, Preferences and Relative, Participating,
         Optional and other Special Rights of Preferred Stock and
         Qualifications, Limitations and Restrictions thereof of 12 3/4% Senior
         Exchangeable Preferred Stock Due 2010 and 12 3/4% Series B Senior
         Exchangeable Preferred Stock Due 2010 of Crown Castle International
         Corp.


 Exhibit
   No.                           Description of Exhibit
 -------                         ----------------------
  @@4.11 Indenture, dated as of December 21, 1998, between Crown Castle
         International Corp. and the United States Trust Company of New York,
         as Trustee, relating to the 12 3/4% Senior Subordinated Exchange
         Debentures Due 2010 (including exhibits)
    4.12 Indenture, dated as of May 17, 1999, between Crown Castle
         International Corp. and United States Trust Company of New York, as
         Trustee, relating to the 9% Senior Notes Due 2011 (including exhibits)
    4.13 Indenture, dated as of May 17, 1999, between Crown Castle
         International Corp. and United States Trust Company of New York, as
         Trustee, relating to the 10 3/8% Senior Discount Notes Due 2011
         (including exhibits)
    **5  Opinion of Cravath, Swaine & Moore
   23.1  Consent of KPMG LLP
 **23.2  Consent of Cravath, Swaine & Moore (included in Exhibit 5)
    24   Powers of Attorney (included on signature page hereto)
   25.1  Statement of Eligibility and Qualification under the Trust Indenture
         Act of 1939 of United States Trust Company of New York, as Trustee, on
         Form T-1, relating to the 9 1/2% Senior Notes Due 2011
   25.2  Statement of Eligibility and Qualification under the Trust Indenture
         Act of 1939 of United States Trust Company of New York, as Trustee, on
         Form T-1, relating to the 11 1/4% Senior Discount Notes Due 2011
 **99.1  Form of Letter of Transmittal
 **99.2  Form of Notice of Guaranteed Delivery
 **99.3  Form of Letters to Brokers, Dealers, Commercial Banks, Trust Companies
         and Other Nominees
 **99.4  Form of Letter to Clients
 **99.5  Form of Tax Guidelines

--------
**   To be filed by amendment.
+ Incorporated by reference to the exhibits with the corresponding exhibit numbers in the Registration Statement on Form S-4 previously filed by the Registrant (Registration No. 333-43873).
|| Incorporated by reference to the exhibit previously filed by the Registrant on Form 8-K (Registration No. 0-24737) dated December 9, 1998.
v Incorporated by reference to the exhibit previously filed by the Registrant on Form 8-K (Registration No. 0-24737) dated March 8, 1999.
@ Incorporated by reference to the exhibit previously filed by the Registrant on Form 8-K (Registration No. 0-24737) dated March 31, 1998.
@@ Incorporated by reference to the exhibits with the corresponding exhibit numbers in the Registration Statement on Form S-4 previously filed by the Registrant (Registration No. 333-71715).
# Incorporated by reference to the exhibit previously filed by the Registrant on Form 10-Q (Registration No. 0-24737) for the quarterly period ended June 30, 1999.
## Incorporated by reference to the exhibit previously filed by the Registrant on Form 8-K (Registration No. 0-24737) dated July 12, 1999.